EXHIBIT 10.1

UNIT PURCHASE AND SUPPORT AGREEMENT
BY AND AMONG
HORSEHEAD HOLDING CORP.
AND
THE PLAN SPONSORS PARTY HERETO
Dated as of July 11, 2016

1 111892388 v7

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS.........................................................................................................2

Section 1.1	Definitions.............................................................................................2

Section 1.2	Construction.........................................................................................17

Section 1.3	Cross References to Other Defined Terms...........................................18
ARTICLE II UNIT PURCHASE................................................................................................21

Section 2.1	Additional Capital Commitment..........................................................21

Section 2.2	Emergence Equity Purchase.................................................................23

Section 2.3	Plan Sponsor Default............................................................................23

Section 2.4	Subscription Escrow Account Funding................................................24

Section 2.5	Closing..................................................................................................25

Section 2.6	Designation and Assignment Rights.....................................................25
ARTICLE III EXPENSE REIMBURSEMENT..........................................................................27

Section 3.1	Expense Reimbursement......................................................................27
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................27

Section 4.1	Organization and Qualification............................................................28

Section 4.2	Corporate Power and Authority............................................................28

Section 4.3	Execution and Delivery; Enforceability...............................................29

Section 4.4	Authorized and Issued Units................................................................29

Section 4.5	Issuance................................................................................................30

Section 4.6	No Conflict...........................................................................................30

Section 4.7	Consents and Approvals.......................................................................31

Section 4.8	Arm’s-Length.......................................................................................31

Section 4.9	Financial Statements............................................................................31

Section 4.10	Company SEC Documents and Disclosure Statement........................32

Section 4.11	Absence of Certain Changes...............................................................32

Section 4.12	No Violation; Compliance with Laws.................................................32

Section 4.13	Legal Proceedings...............................................................................33
Section 4.14    Labor Relations...................................................................................33

Section 4.15	Intellectual Property............................................................................34

i

Section 4.16	Title to Real and Personal Property.......................................................34

Section 4.17	No Undisclosed Relationships...............................................................35

Section 4.18	Licenses and Permits.............................................................................35

Section 4.19	Environmental.......................................................................................35

Section 4.20	Tax Returns and Payments; Withholding..............................................36

Section 4.21	Compliance with ERISA.......................................................................37

Section 4.22	Disclosure Controls and Procedures.....................................................38

Section 4.23	Material Contracts.................................................................................38

Section 4.24	No Unlawful Payments.........................................................................38

Section 4.25	Compliance with Money Laundering Laws..........................................38

Section 4.26	Compliance with Sanctions Laws.........................................................39

Section 4.27	No Broker’s Fees...................................................................................39

Section 4.28	Takeover Statutes..................................................................................39

Section 4.29	Investment Company Act......................................................................39

Section 4.30	Insurance...............................................................................................39
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PLAN SPONSORS........40

Section 5.1	Incorporation 40

Section 5.2	Corporate Power and Authority 40

Section 5.3	Execution and Delivery 40

Section 5.4	No Conflict 40

Section 5.5	Consents and Approvals 41

Section 5.6	Legal Proceedings 41

Section 5.7	No Registration 41

Section 5.8	Purchasing Intent 41

Section 5.9	Sophistication; Investigation 41

Section 5.10	No Broker’s Fees 42

Section 5.11	Arm’s-Length 42

Section 5.12	Financial Capability 42

Section 5.13	Votable Claims and Additional Claims 42
ARTICLE VI ADDITIONAL COVENANTS 43

Section 6.1	Restructuring Support Obligations . 43

Section 6.2	Reasonable Best Efforts......................................................................47

Section 6.3	Conduct of Business............................................................................48

Section 6.4	Access to Information; Confidentiality...............................................51

Section 6.5	Transfers and Acquisitions of Claims.................................................51

Section 6.6	New Board of Directors......................................................................52

Section 6.7	Reorganized Holdings Corporate Documents.....................................52

Section 6.8	Form D and Blue Sky..........................................................................52

Section 6.9	No Integration; No General Solicitation..............................................53

Section 6.10	DTC Eligibility....................................................................................53

Section 6.11	Use of Proceeds...................................................................................53

Section 6.12	Unit Legend.........................................................................................53

Section 6.13	Alternative Transactions; Fiduciary Duties.........................................54

Section 6.14	Administrative Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims..........................................................................56
ARTICLE VII CONDITIONS TO THE CLOSING...................................................................56

Section 7.1	Conditions to the Obligation of the Plan Sponsors..............................56

Section 7.2	Waiver of Conditions to Obligation of Plan Sponsors.........................58

Section 7.3	Conditions to the Obligation of the Company.....................................58

Section 7.4	Frustration of Closing Conditions........................................................60

Section 7.5	Waiver of Conditions.......................................................................... .60
ARTICLE VIII INDEMNIFICATION AND CONTRIBUTION 60

Section 8.1	Indemnification Obligations 60

Section 8.2	Indemnification Procedure 61

Section 8.3	Settlement of Indemnified Claims 61

Section 8.4	Contribution 62

Section 8.5	Treatment of Indemnification Payments 62

Section 8.6	No Survival 62
ARTICLE IX TERMINATION 63

Section 9.1	Termination Rights 63

Section 9.2	Effect of Termination. 66
ARTICLE X GENERAL PROVISIONS 68

Section 10.1	No Zochem Liability 68

Section 10.2	No Survival 68

Section 10.3	No Outside Reliance 68

Section 10.4	Notices 68

Section 10.5	Assignment; Third Party Beneficiaries 69

Section 10.6	Prior Negotiations; Entire Agreement. 69

Section 10.7	Governing Law; Venue 69

Section 10.8	Waiver of Jury Trial 70

Section 10.9	Counterparts 70

Section 10.10	Waivers and Amendments; Rights Cumulative; Consent 70

Section 10.11	Headings 71

Section 10.12	Specific Performance 71

Section 10.13	Damages 72

Section 10.14	No Reliance 72

Section 10.15	Publicity 72

Section 10.16	Settlement Discussions 73

Section 10.17	Reservation of Rights 73

Section 10.18	Further Assurances 74

Section 10.19	Severability 74

Section 10.20	Representation by Counsel 74

Section 10.21	No Fiduciary Duties; No Commitment To Finance 74

Section 10.22	No Solicitation 74

Section 10.23	UPA Approval Order 74

SCHEDULES AND EXHIBITS

Schedule 1	Plan Sponsors

Schedule 2	Purchase Percentages and Emergence Equity Units

Schedule 3-A	Votable Claims

Schedule 3-B	Additional Claims

Schedule 4	Consents

Schedule 5	Notice Addresses for Plan Sponsors
Company Disclosure Schedules

Exhibit A	Debtors’ Joint Plan of Reorganization

Exhibit B	Disclosure Statement

Exhibit C	Form of Joinder Agreement

Exhibit D	Form of New Limited Liability Company Agreement

v

UNIT PURCHASE AND SUPPORT AGREEMENT
THIS UNIT PURCHASE AND SUPPORT AGREEMENT (this “Agreement”), dated as of July 11, 2016, is made by and among Horsehead Holding Corp. (as a debtor in possession and a reorganized debtor, as applicable, the “Company”), on behalf of itself and, subject to Section 10.1, each of the other Debtors, on the one hand, and the parties listed as “Plan Sponsors” on Schedule 1 hereto and as otherwise provided by this Agreement (each referred to herein, individually, as a “Plan Sponsor” and, collectively, as the “Plan Sponsors”), on the other hand. The Company and each Plan Sponsor is referred to herein, individually, as a “Party” and, collectively, as the “Parties”.
RECITALS
WHEREAS, as of the date hereof, the Plan Sponsors or their Affiliates collectively hold or control, in the aggregate, in excess of ninety-five percent (95.00%) of the aggregate outstanding principal amount of those certain 10.50% Senior Secured Notes due June 2017 (the “Prepetition Senior Secured Notes” and the holders of such Prepetition Senior Secured Notes, the “Prepetition Senior Secured Noteholders”) issued by the Company pursuant to that certain Indenture for the 10.50% Senior Secured Notes due June 2017, dated as of July 26, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition Senior Secured Notes Indenture”), by and among the Company, the subsidiary guarantors from time to time party thereto, and U.S. Bank National Association, as trustee (the “Prepetition Senior Secured Notes Indenture Trustee”) and as collateral agent (claims of the Prepetition Senior Secured Noteholders under the Prepetition Senior Secured Notes Indenture, the “Votable Claims”);
WHEREAS, the Plan Sponsors further beneficially hold or control certain additional Unsecured Notes Claims and Convertible Notes Claims (each as defined in the Plan) and other Claims, in each case, as required to be disclosed by Rule 2019 of the Federal Rules of Bankruptcy Procedure, against the Debtors as set forth on Schedule 3-B attached hereto (the “Additional Claims”).
WHEREAS, (a) on February 2, 2016, the Company and certain of its debtor affiliates (each, individually, a “Debtor” and, collectively, the “Debtors”) commenced jointly administered proceedings (the “Chapter 11 Proceedings”), styled In re Horsehead Holding Corp. et al., Case No. 16-10287 (CSS) (the date on which the Chapter 11 Proceedings commenced, the “Petition Date”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code (11 U.S.C. §§ 101 et seq., as amended, the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and (b) on February 5, 2016, the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”) recognized the Chapter 11 Proceedings as foreign main proceedings (the “Recognition Proceedings”) in proceedings commenced under Part IV of the Companies’ Creditors Arrangement Act (the “CCAA”);
WHEREAS, on March 3, 2016, the Bankruptcy Court entered the Final Order (as defined in the DIP Loan Debt Documents) and, on March 3, 2016, the Canadian Court entered the Final DIP Recognition Order (as defined in the DIP Loan Debt Documents);

WHEREAS, prior to the date hereof and in connection with the Chapter 11 Proceedings, the Debtors have engaged in good faith negotiations with certain parties in interest regarding the terms of a comprehensive restructuring (such restructuring as set forth in the Plan and as further agreed to by the Parties pursuant to the terms of this Agreement, the “Restructuring”) of the Debtors’ outstanding obligations, including those under each of the Prepetition Debt Documents and the DIP Loan Debt Documents, and the Parties now desire to implement the Restructuring in accordance with and subject to the terms and conditions set forth in this Agreement and the Plan;
WHEREAS, the Debtors intend to seek entry of one or more orders of the Bankruptcy Court and the Canadian Court, as applicable, in each case, which shall be in form and substance mutually satisfactory to the Requisite Plan Sponsors and the Company, (a) confirming the Plan pursuant to Section 1129 of the Bankruptcy Code (the “Confirmation Order”), (b) authorizing the consummation of the transactions contemplated hereby, which order may take the form of, and be incorporated into, the Confirmation Order (the “UPA Consummation Approval Order”), and (c) recognizing and enforcing in Canada the Confirmation Order and UPA Consummation Approval Order;
WHEREAS, subject to the terms and conditions contained in this Agreement and the Plan, (a) Reorganized Holdings will issue the Emergence Equity Units in the Emergence Equity Amount to the Plan Sponsors set forth on Schedule 2 and (b) the Eligible Holders will have the right to elect to commit to purchase Additional Capital Commitment Units; and
WHEREAS, pursuant to the Plan and subject to the terms and conditions contained in this Agreement, each Plan Sponsor set forth on Schedule 2 has agreed to purchase (on a several and neither joint nor joint and several basis), such Plan Sponsor’s respective Purchase Percentage of the Emergence Equity Units as set forth next to such Plan Sponsor’s name on Schedule 2.
NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:
ARTICLE I

DEFINITIONS
Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:
“ACC Purchase Percentage” means, with respect to each Plan Sponsor, a percentage equal to such Plan Sponsor’s respective total Votable Claims, as of the Expiration Time, divided by all Votable Claims of the Plan Sponsors as of the Expiration Time; provided, however, that for purposes of this definition, each Plan Sponsor shall be deemed to hold the Votable Claims held by such Plan Sponsor’s Related Purchasers.
“Additional Capital Commitment” means the agreement and commitment pursuant to which Eligible Holders have elected to commit to purchase the Additional Capital Commitment Units, in each case, pursuant to and subject to the terms and conditions hereof.

“Additional Capital Commitment Amount” means cash in an aggregate amount equal to the lesser of (i) $100,000,000 and (ii) the aggregate amount committed by all of the Additional Capital Commitment Participants.
“Additional Capital Commitment Units” means the units of New Common Equity committed to be purchased in the Additional Capital Commitment pursuant to and subject to the terms and conditions hereof.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Affiliated Funds of such Person); provided, however, that for purposes of this Agreement, no Plan Sponsor shall be deemed an Affiliate of the Company or any of its Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Alternative Transaction” means any chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on one or more asset sales under Section 363 of the Bankruptcy Code or pursuant to a plan) other than the Restructuring, including (a) any chapter 11 plan, reorganization, restructuring, liquidation, or alternative proceeding under the Bankruptcy Code, CCAA or BIA involving the Company or any of the other Debtors, (b) the issuance, sale, or other disposition, in each case, by the Company or any of the other Debtors, of any Equity Interests, debt interests, or any material assets of the Company or any of the other Debtors, or (c) a merger, sale, consolidation, business combination, recapitalization, refinancing, share exchange, rights offering, debt offering, equity investment, or similar transaction involving all or a significant portion of the assets, business or equity of the Debtors whether through one or more transactions) involving the Company or any of the other Debtors.
“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction pursuant to the Antitrust Laws.
“Antitrust Laws” mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct.
“Applicable Privacy Laws” means (a) any Laws that regulate the collection, use and disclosure of information about an identifiable individual and all policies and guidelines of any federal, state or provincial privacy commissioner, that are applicable to the Company and its Subsidiaries; and (b) any Laws governing spam or electronic communications that are applicable to the Company and its Subsidiaries, including “CASL”, an act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the

Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) (S.C. 2010, c.23) and the regulations made thereunder.
“Available Units” means any Emergence Equity Units that any Plan Sponsor fails to purchase as a result of a Plan Sponsor Default by such Plan Sponsor.
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules and general orders of the Bankruptcy Court, as in effect on the Petition Date, together with all amendments and modifications thereto subsequently made applicable to the Chapter 11 Proceedings.
“Banco Bilbao Note” means that certain unsecured note payable by Reorganized Holdings to Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”) on the Effective Date in accordance with the Plan, at an interest rate of LIBOR plus 1.50% per annum and maturing on the seven (7) year anniversary of the Closing Date.
“BBVA Note Documents” means Banco Bilbao Note, together with all agreements and all other documentation executed in connection with such unsecured note, each as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“BIA” means the Bankruptcy and Insolvency Act (Canada).
“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).
“Canadian Pension Plans” means the Zochem Inc. Hourly Employees Retirement Income Plan and the Zochem Inc. Salaried Employees Retirement Income Plan.
“Certificate of Conversion” means the certificate of conversion of Horsehead Holding Corp. into a limited liability company as of the Closing Date, which shall be consistent with the terms set forth in the Plan and otherwise in form and substance satisfactory to the Requisite Plan Sponsors.
“Claim” shall have the meaning given that term in Section 101(5) of the Bankruptcy Code.
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreements” means any and all written Contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between, or that involve or apply to, any employer and any Employee Representative.
“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to the Plan Sponsors on the date hereof.
“Company Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company or any Subsidiary of the Company, and each such plan for which any such entity has any Liability, other than any plan sponsored, maintained or required by a Governmental Entity.
“Company SEC Documents” means all of the reports and forms (including exhibits, schedules and information incorporated therein) filed with the SEC by the Company.
“Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Section 1128 of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time, in each case, in consultation with the Requisite Plan Sponsors.
“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments or modifications thereto or restatements thereof, whether written or oral, but excluding the Plan.
“Defaulting Plan Sponsor” means, at any time, any Plan Sponsor that caused a Plan Sponsor Default that is continuing at such time.
“DIP Agent” means Cantor Fitzgerald Securities, as administrative agent under the DIP Loan.
“DIP Loan” means that certain Senior Secured Superpriority Debtor-In-Possession Credit, Security and Guaranty Agreement, dated as of February 8, 2016, by and among the Debtors party thereto, the lenders from time to time party thereto (such lenders, the “DIP Lenders”), and the DIP Agent (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof).
“DIP Loan Claims” means any and all Claims of the DIP Lenders under the DIP Loan Debt Documents.
“DIP Loan Debt Documents” means the DIP Loan, together with all security, pledge, mortgage, and guaranty agreements and all other documentation executed in connection with the DIP Loan, each as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“DIP Loan Event of Default” means an “Event of Default” under, and as defined in, the DIP Loan.
“Disclosure Statement” means the Disclosure Statement for the Plan approved pursuant to the Plan Solicitation Order (including all exhibits and schedules thereto) and the corresponding Recognition Order, which Disclosure Statement shall be substantially in the form attached hereto as Exhibit  B and otherwise mutually satisfactory to the Requisite Plan Sponsors and the Company and as may be further amended, supplemented or otherwise modified from time to time pursuant to the terms of this Agreement.
“Effective Date” means the effective date under and as defined in the Plan.

“Eligible Holder” means each Plan Sponsor that is a holder of a Votable Claim that is an “accredited investor” as such term is defined by Rule 501 of Regulation D, promulgated under the Securities Act of 1933 as determined by the Company pursuant to the terms hereof.
“Emergence Equity Amount” means cash in an aggregate amount equal to $160,000,000.
“Emergence Equity Units” means the New Common Equity to be issued pursuant to Section 2.2 in an amount equal to sixty-two and seven hundred sixty-two thousandths percent (62.762%) of the Total Outstanding Units as of the Effective Date, subject to dilution by any units of New Common Equity to be issued (a) pursuant to the Warrants, (b) pursuant to the terms of the MEIP, or (c) on account of the Additional Capital Commitment Units at any time on or after the Closing Date.
“Employee Representatives” means any of the Company’s or any of its Subsidiaries’ respective employees or such employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives for collective bargaining purposes.
“Environmental Claims” means any and all Legal Proceedings relating in any way to any Environmental Law or any Permit issued, or any approval given, under any such Environmental Law, including (a) any and all Legal Proceedings by any Governmental Entity for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Legal Proceedings by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence or release of, or exposure to, any Hazardous Materials.
“Environmental Law” means any applicable international, regional, federal, state, provincial, foreign or local Law, treaties, directives, protocols, codes, binding and enforceable guidelines or standards, binding and enforceable written policy, and rule of common law, in each case having the force and effect of Law and as amended and in effect as of, prior to or through the Closing Date, and any judicial or administrative interpretation thereof, including any Order, to the extent binding on the Company or any of its Subsidiaries, relating to the environment (including ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, coastal water, ocean waters and international waters), worker or public health and safety (to the extent related to exposure to Hazardous Materials), and/or Hazardous Materials (including the emission, discharge, release or threatened release of any Hazardous Materials into ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, coastal water, ocean waters, international waters or lands or otherwise and the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials), including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 9601 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; Regulation (EC) No 1907/2006 of the European Parliament and of the Council of 18 December 2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (REACH); and any applicable federal, state, provincial, local or foreign counterparts or equivalents, in each case, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with the Company or a Subsidiary of the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any ERISA Plan (excluding those for which the provision for thirty (30) days’ notice to the PBGC has been waived by regulation); (b) the failure of any ERISA Plan to meet the minimum funding standard of Section 412 or Section 430 of the Code or Section 302 or 303 of ERISA, in each case, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any ERISA Plan or the failure of the Company or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any ERISA Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Company or any of its ERISA Affiliates from any Multiemployer Plan or the termination of any such Multiemployer Plan resulting in liability to the Company pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any ERISA Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan; (f) the imposition of liability on the Company pursuant to Section 4062 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential withdrawal liability imposed on the Company therefor, or the receipt by the Company of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which would reasonably be expected to give rise to the imposition on the Company of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Company Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Company Plan other than a Multiemployer Plan or the assets thereof, or against the Company or any of its respective ERISA Affiliates in connection with any Company Plan, that, in each case, would reasonably be expected to result in a liability to the Company; (j) the imposition of a Lien on the assets of the Company pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA with respect to any ERISA Plan; (k) a determination that any ERISA Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (l) a determination that any Multiemployer Plan is, or is expected to be, in “critical” “endangered” status under Section 432 of the Code or Section 305 of ERISA.
“ERISA Plan” means any pension plan as defined in Section 3(2) of ERISA subject to Title IV of ERISA (other than a Multiemployer Plan), which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company or a Subsidiary of the Company, and each such plan for which any such entity has any Liability (including on account of an ERISA Affiliate).

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exclusivity Order” means that certain Order (I) Extending the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances Thereof Pursuant to Section 1121 of the Bankruptcy Code and (II) Granting Related Relief, to be entered by the Bankruptcy Court on or about July 11, 2016.
“Expiration Time” means 5:00 pm prevailing Eastern time on July 29, 2016.
“Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek leave to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, motion for leave to appeal or petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken, motion for leave to appeal, or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which leave was sought or from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, the Local Bankruptcy Rules of the Bankruptcy Court or any analogous rules under the CCAA or Ontario Rules of Civil Procedure may be filed relating to such order shall not prevent such order from being a Final Order.
“Foreign Company Plan” means any employee benefit, savings or retirement plans, of any nature or kind whatsoever, including any Foreign Pension Plans and any: (a) compensation, bonus, deferred compensation, profit sharing and incentive compensation plans; (b) share purchase, share appreciation and share option plans; (c) severance or termination pay and vacation pay plans; (d) hospitalization or other medical, dental, eye care or other health and welfare benefit plans; (e) life or other insurance plans; (f) disability, salary continuation, supplemental unemployment benefit plans; (g) mortgage assistance, employee loan, employee discount, employee assistance or counseling plans; (h) supplemental, multi-employer, defined benefit or defined contribution pension plans, group registered retirement savings plans and deferred profit sharing plans; or (i) other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, funded or unfunded (including all policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles) that are administered or maintained for employees or former employees of any Debtor or any of its Subsidiaries residing outside the United States, contributed to or required to be contributed to by any Debtor or any of its Subsidiaries or for which any Debtor or any of its Subsidiaries has any obligations, rights or liabilities, contingent or otherwise (except for any statutory plans with which such Debtor or any of its Subsidiaries is required to comply, including the Canada/Quebec Pension Plan, and plans administered pursuant to applicable governmental health tax, workers’ compensation and workers’ safety and employment insurance legislation).

“Foreign Pension Plan” means any plan or other similar program established or maintained outside the United States by any Debtor or any of its Subsidiaries primarily for the benefit of employees of any Debtor or any of its Subsidiaries residing outside the United States, which provides for defined benefit pension benefits, and which plan is not subject to ERISA or the Code, which, for the avoidance of doubt includes any Canadian Pension Plans.
“Governmental Entity” means any U.S., Canadian or other non-U.S. international, regional, federal, state, provincial, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).
“Hazardous Materials” means: (a) any flammable explosives, petroleum or petroleum products, methane, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, polychlorinated biphenyls, D4, D5, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of, or judicially interpreted as included in the definition of, “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity under Environmental Laws due to its dangerous or deleterious properties or characteristics.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” of any Person means, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all vendor financing arrangements; (c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (d) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, surety bond, performance bond or similar credit transaction; (f) all obligations of such Person under interest rate or currency swap transactions or commodity hedges (valued at the termination value thereof); (g) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of such Person; (h) all obligations of the type referred to in clauses (a) through (g) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (i) all obligations of the type referred to in clauses (a) through (h) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all U.S. or foreign intellectual or industrial property or proprietary rights, including any: (a) trademarks, service marks, trade dress, domain names, social media identifiers, corporate and trade names, logos and all other indicia of source or origin, together with all associated goodwill, (b) patents, inventions, invention disclosures, technology, know-how, processes and methods, (c) copyrights and copyrighted works, (including software, applications, source and object code, databases and compilations, online, advertising and promotional materials, mobile and social media content and documentation), (d) trade secrets and confidential or proprietary information or content, and (e) all registrations, applications, renewals, re-issues, continuations, continuations-in-part, divisions, extensions, re- examinations and foreign counterparts of any of the foregoing.
“IRS” means the United States Internal Revenue Service.
“ITA” means the Income Tax Act (Canada), as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.
“Knowledge of the Company” means the actual knowledge, after a reasonable inquiry, of James M. Hensler, Robert D. Scherich, Gary R. Whitaker, Ali Alavi, Bruce Morgan, and Joshua Belezyk.
“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.
“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
“Lien” means any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien as defined in Sections 101(36) and (37) of the Bankruptcy Code or other restrictions of a similar kind.
“Material Adverse Effect” means any Event, which, individually or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (or Reorganized Holdings and its Subsidiaries), taken as a whole, or (b) the ability of the Company and the Debtors to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement and the Transaction Agreements, including the Additional Capital Commitment, the Emergence Equity Purchase, and the issuance and sale of the Emergence Equity Units and the Additional Capital Commitment Units; provided, however, that, in each case, none of the following, either alone or taken together with other Events, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) any changes after the date hereof in global, national or regional political conditions (including acts of terrorism or acts or escalations of war) or in the general business, market and economic conditions generally affecting the industries and regions in which the Company and its Subsidiaries operate; (ii) any changes after the date hereof in financial, banking, commodities or securities markets, (iii) any changes after the date hereof in applicable Law or GAAP; (iv) the execution, announcement or performance of, or compliance with, this Agreement or the transactions contemplated hereby; (v) changes in the market price or trading volume of the Claims or securities of the Company (but not the underlying facts giving rise to such changes); (vi) the departure of officers or directors of the Company after the date hereof (but not the underlying facts giving rise to such departure); (vii)(A) the filing of the Chapter 11 Proceedings or the Recognition Proceedings and any adversary proceedings or contested motions commenced in connection therewith, (B) any objection to the Restructuring (or the transactions contemplated hereby), the Plan (or the transactions contemplated thereby), any disclosure statement related thereto or the DIP Loan Debt Documents and the financing contemplated thereby (C) any objections to the assumption or rejection of any Contract or (D) any Order of the Bankruptcy Court or any actions or omissions of the Debtors in compliance therewith; or (viii) any action taken by the Debtors at the request of, or with the consent of, the Requisite Plan Sponsors; provided, further, however, that the exceptions set forth in clauses (i) and (ii) shall not apply to the extent that such Event is disproportionately adverse to the Company and any of its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.
“MEIP” means that certain management equity incentive plan of Reorganized Holdings, which shall be in form and substance mutually satisfactory to the Requisite Plan Sponsors and approved by the board of directors of Reorganized Holdings, adopted as of the Effective Date and reserving a number of units of New Common Equity equal to ten percent (10%) of the number of Total Outstanding Units for distribution thereunder calculated as of the Effective Date.
“Multiemployer Plan” means a plan subject to Title IV of ERISA which is defined in Section 3(37) of ERISA and which is contributed to by (or to which there is an obligation to contribute of) the Company or a Subsidiary of the Company, and each such plan for which any such entity has liability (including on account of an ERISA Affiliate).
“New Certificate of Formation” means the certificate of formation of Reorganized Holdings as of the Closing Date, which shall be consistent with the terms set forth in the Plan and otherwise in form and substance satisfactory to the Requisite Plan Sponsors.
“New Common Equity” means the limited liability company interests of Reorganized Holdings.
“New Limited Liability Company Agreement” means the limited liability company agreement of Reorganized Holdings as of the Closing Date, which shall be in the form attached hereto as Exhibit D subject to confirmation and completion of bracketed items and schedules in accordance with the terms of this Agreement.
“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Owned Real Property” means all real property and interests in real property owned, in whole or in part, directly or indirectly by the Company and its Subsidiaries, together with all buildings, fixtures and improvements now or subsequently located thereon, and all appurtenances thereto.
“PBA” means the Pension Benefits Act (Ontario) as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder, or any similar law of another province in Canada governing the Canadian Pension Plans.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Permitted Liens” means (a) Liens for Taxes that (i) are not yet due and payable or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (b) mechanics or construction Liens and similar Liens for labor, materials or supplies provided with respect to any Owned Real Property or personal property of the Company or any of its Subsidiaries incurred in the ordinary course of business consistent with past practice and for amounts that do not materially detract from the value of, or materially impair the use of, any of the Owned Real Property or personal property of the Company or any of its Subsidiaries; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property and that do not prohibit the current or currently proposed use or occupancy of such Owned Real Property; (d) easements, covenants, conditions, restrictions and other similar matters affecting title to any Owned Real Property and other title defects that do not or would not reasonably be expected to materially impair the use or occupancy of such real property in the current or currently proposed operation of the Company’s or any of its Subsidiaries’ business; and (e) Liens that, pursuant to the Confirmation Order or corresponding Recognition Order, will not survive beyond the Effective Date.
“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, associate, trust, Governmental Entity or other entity or organization.
“Plan” means the Debtors’ First Amended Joint Plan of Reorganization substantially in the form attached hereto as Exhibit A and otherwise mutually satisfactory Requisite Plan Sponsors and the Company, as may be amended, supplemented or otherwise modified from time to time pursuant to the terms of this Agreement.
“Plan Solicitation Motion” means the Debtors’ Motion for an Order, which may be the UPA Approval Order, in form and substance mutually satisfactory to the Requisite Plan Sponsors and the Company and among other things, (a) approving the Disclosure Statement (including approving the Disclosure Statement as containing “adequate information” (as that term is used by Section 1125 of the Bankruptcy Code)); (b) establishing a voting record date for the Plan; (c) approving solicitation packages and procedures for the distribution thereof; (d) approving the forms of ballots; (e) establishing procedures for voting on the Plan; (f) establishing notice and objection procedures for the confirmation of the Plan; and (g) establishing procedures for the assumption and/or assignment of executory Contracts and unexpired leases under the Plan, to be filed with the Bankruptcy Court on or about the date hereof.
“Plan Solicitation Order” means an Order entered by the Bankruptcy Court, which may be the UPA Approval Order, substantially in the form attached to the Plan Solicitation Motion, which Order (a) shall, among other things, approve the relief sought in the Plan Solicitation Motion, including (i) the Disclosure Statement; and (ii) the commencement of a solicitation of votes to accept or reject the Plan, and (b) shall be in form and substance mutually satisfactory to the Requisite Plan Sponsors and the Company.
“Plan Sponsor Default” means, with respect to any Plan Sponsor, the failure by such Plan Sponsor to purchase such Plan Sponsor’s Emergence Equity Units pursuant to and in accordance with the Plan and this Agreement.
“Prepetition BBVA Debt Documents” means the Prepetition BBVA Facility together with all security, pledge, mortgage, and guaranty agreements and all other documentation executed in connection with the Prepetition BBVA Facility, each as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Prepetition BBVA Facility” means that certain Credit Agreement, dated as of August 28, 2012, by and between the Company, Horsehead Corporation, and BBVA as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Prepetition BBVA Debt Facility Claims” means any and all Claims of BBVA under the Prepetition BBVA Debt Documents.
“Prepetition Convertible Senior Notes Indenture” means that certain Indenture for the 3.80% Convertible Senior Notes due July 2017, dated as of July 27, 2011, by and among the Company and U.S. Bank National Association, as trustee, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Company issued those certain 3.80% Convertible Senior Notes due July 2017 to the holders thereof (such notes, the “Prepetition Convertible Senior Notes”, the holders thereof, the “Prepetition Convertible Senior Noteholders” and, such claims of the Prepetition Convertible Senior Noteholders under the Prepetition Convertible Senior Notes Indenture, the “Prepetition Convertible Senior Note Claims”).
“Prepetition Debt Documents” means the Prepetition Macquarie Debt Documents, the Prepetition Convertible Senior Notes Indenture, the Prepetition Senior Secured Notes Indenture, the Prepetition Senior Unsecured Notes Indenture, and the Prepetition BBVA Debt Documents.
“Prepetition Macquarie Debt Documents” means the Prepetition Macquarie Facility together with all security, pledge, mortgage, and guaranty agreements and all other documentation executed in connection with the Prepetition Macquarie Facility, each as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“Prepetition Macquarie Facility” means that certain Credit Agreement, dated as of June 30, 2015, by and among Horsehead Corporation, a Debtor and Subsidiary of the Company, the borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto (the “Prepetition Macquarie Lenders”), and Macquarie Bank Limited, as administrative agent, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Prepetition Macquarie Facility Claims” means any and all Claims of the Prepetition Macquarie Lenders under the Prepetition Macquarie Debt Documents.
“Prepetition Senior Unsecured Notes Indenture” means that certain Indenture for the 9.00% Senior Notes due 2017, dated as of July 29, 2014, by and among the Company, the subsidiary guarantors from time to time party thereto, and U.S. Bank National Association, as trustee, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Company issued those certain 9.00% Senior Unsecured Notes due June 2017 to the holders thereof (such notes, the “Prepetition Senior Unsecured Notes”, the holders thereof, the “Prepetition Senior Unsecured Noteholders”, and, such claims of the Prepetition Senior Unsecured Noteholders under the Prepetition Senior Unsecured Notes Indenture, the “Prepetition Senior Unsecured Note Claims”).
“Prepetition Senior Unsecured Notes Emergence Equity Units” means the New Common Equity to be issued pursuant to the Plan in an amount equal to two and one-half percent (2.5%) of the Total Outstanding Units as of the Effective Date, subject to dilution by any units of New Common Equity to be issued (a) pursuant to the Warrants, (b) pursuant to the terms of the MEIP, or (c) on account of the Additional Capital Commitment Units at any time on or after the Closing Date
“Purchase Percentage” means, with respect to a Plan Sponsor, such Plan Sponsor’s percentage of the Emergence Equity Units as set forth opposite such Plan Sponsor’s name under the column titled “Purchase Percentage” on Schedule 2 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement).
“Purchase Price” means a price per Emergence Equity Unit equal to (a) $160,000,000, divided by (b) 627,620.00.
“Real Property Leases” means those leases, subleases, licenses, concessions and other Contracts, as amended, modified or restated, pursuant to which the Company or one of its Subsidiaries holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property used in the Company’s or its Subsidiaries’ business.
“Recognition Order” means, as applicable, an Order of the Canadian Court, in form and substance mutually satisfactory to the Requisite Plan Sponsors and the Company, recognizing and enforcing in Canada the Confirmation Order, UPA Approval Order, UPA Consummation Approval Order, Plan Solicitation Order, or any other Order of the Bankruptcy Court.
“Related Party” means, with respect to any Person, (a) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (b) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.
“Reorganized Holdings” means Horsehead Holding LLC, as converted to a Delaware limited liability company and otherwise reorganized pursuant to the Plan.
“Reorganized Holdings Corporate Documents” means the New Limited Liability Company Agreement, the New Certificate of Formation and the Certificate of Conversion.
“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.
“Requisite Plan Sponsors” means Plan Sponsors holding at least a majority of the aggregate Votable Claims of all Plan Sponsors as of the date on which the consent or approval of such Plan Sponsors is solicited; provided, however, that for purposes of this definition, each Plan Sponsor shall be deemed to hold the Votable Claims held by such Plan Sponsor’s Related Purchasers.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Subscription Agent” means Epiq Bankruptcy Solutions, LLC.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other Subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body or (c) has the power to direct the business and policies.
“Superior Proposal” means a bona fide written proposal to consummate an Alternative Transaction made by a third party on terms which the Board of Directors of the Company determines in good faith by a vote of a majority of the entire board of directors (after consultation with the Debtors’ legal and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the party making such proposal, that such proposal (A) (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the relevant stakeholders of the Debtors than the transactions contemplated by the Plan, (ii) contains conditions which are all reasonably capable of being satisfied in a timely manner and (iii) is not subject to any “diligence outs”, “financing outs”, “financing contingencies” or similar contingencies and, to the extent financing for such proposal is required, that such financing is then committed; and (B) provides (i) that all allowed Claims be treated no less favorably than as provided by the Plan and this Agreement on the Effective Date, (ii) a recovery to holders of Prepetition Senior Secured Notes Claims at least as favorable as the recovery set forth in the Plan and this Agreement and, in any event, resulting in the indefeasible repayment of all Prepetition Senior Secured Notes Claims and DIP Loan Claims, in cash, on the effective date (or consummation of) of such Superior Proposal and

(iii) a higher and better recovery for the other creditors of the Debtors, taking into account all aspects of such proposal and the Alternative Transaction contemplated thereby.
“Takeover Statute” means any restrictions contained in any “fair price,” “moratorium,” “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation.
“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity, including all federal, provincial, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding, goods and services and harmonized sales and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any Liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.
“Total Outstanding Units” means the total number of units of New Common Equity issued and outstanding as of the Closing Date and as provided in the Plan, including the Emergence Equity Units and the Prepetition Senior Unsecured Notes Emergence Equity Units and excluding any units of New Common Equity to be issued (a) pursuant to the Warrants, (b) pursuant to the terms of the MEIP, or (c) on account of the Additional Capital Commitment at any time on or after the Closing Date.
“Transfer” means sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly.
“Unfunded Current Liability” means, with respect to any ERISA Plan, the amount, if any, by which the value of the accumulated plan benefits under the ERISA Plan determined in accordance with actuarial assumptions used in the most recent actuarial report for such ERISA Plan, exceeds the fair market value of all plan assets.
“UPA Approval Obligations” means the obligations of the Company under this Agreement, including the obligations with respect to and the terms of the Expense Reimbursement, and any and all other fees and expenses to be paid pursuant to this Agreement.
“UPA Approval Order” means an Order entered by the Bankruptcy Court authorizing the Debtors’ performance of the UPA Approval Obligations, in the form mutually satisfactory to the Requisite Plan Sponsors and the Company.
“Warrant Agreement” has the meaning set forth in the Plan.
“Warrants” means those certain warrants to acquire 70,213 units of the New Common Equity (which will be equal to six percent (6%) of the outstanding and reserved units of New Common Equity as of the Effective Date), which warrants (a) shall be exercisable, as of the Effective Date, at a price per unit equal to $737,500,000.00 divided by 1,170,213, (b) shall expire on the six (6) year anniversary of the Closing Date, (c) shall otherwise be in form and substance mutually satisfactory to the Requisite Plan Sponsors and the Company and negotiated in good faith with the Creditors’ Committee (as defined in the Plan), and (d) shall be subject to dilution by any units of New Common Equity to be issued on account of the Additional Capital Commitment Units at any time on or after the Closing Date.
Section 1.2 Construction. In this Agreement, unless the context otherwise requires:
(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;
(b) the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;
(c) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;
(d) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(e) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;
(f) the term this “Agreement” shall be construed as a reference to this Agreement, including the Exhibits and Schedules hereto, as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented in accordance with its terms;
(g) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;
(h) references to “day” or “days” are to calendar days;
(i) time is of the essence in the performance of the obligations of each of the Parties;
(j) references to “the date hereof” means as of the date of this Agreement;
(k) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder; provided, however, that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance with, any Law, the reference to such Law means such Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance;

(l) any disclosure made by a party in any Schedule with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to any other Section or Schedule to which such disclosure may apply to the extent the applicability of such additional disclosure is reasonably apparent on its face and any disclosure in the Disclosure Statement will be deemed to qualify a representation or warranty to the extent that the relevance of such disclosure to such representation or warranty reasonably apparent on its face. The information contained in this Agreement, in the Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any Person of any matter whatsoever, including any violation of Law or breach of Contract;
(m) all references to votes or voting in this Agreement include votes or voting on a plan of reorganization under the Bankruptcy Code, including with respect to the Plan; and
(n) references to “U.S. dollars”, “dollars” or “$” are to the legal currency of the United States of America, in United States dollars.

Section 1.3 Cross References to Other Defined Terms. Each capitalized term listed below is defined on the corresponding page of this Agreement:

Term    Page No.
ACC Call Notice    22
ACC Closing Date    22
ACC Pro Rata Share    22
Additional Capital Commitment Participant    22
Additional Claims    1
Affiliated Fund    26
Agreement    1
Alternative Transaction Agreement    65
Alternative Transaction Proposal    54
Bankruptcy Code    1
Bankruptcy Court    1
BBVA    4
Canadian Court    1

CCAA    1
Chapter 11 Proceedings    1
Closing    25
Closing Date    25
Company    1
Company Board    54
Company Intellectual Property    34
Confirmation Order    2
Debtors    1
DIP Lenders    5
Emergence Equity Purchase    23
Equity Interests    49
Estimate of Allowed Specified Claims    56
Expense Reimbursement    27
Financial Statements    31
Funding Notice    24
GAAP    31
Governance Documents    43
Indemnified Claim    61
Indemnified Person    60
Indemnifying Party    60
Infringed    34
Joinder Agreement    26
Latest Balance Sheet Date    31
Legal Proceedings    33
Legend    53

List of Assumed Contracts    43
Losses    52
Material Contract    38
Money Laundering Laws    39
Outside Date    65
Party    1
Permits    35
Petition Date    1
Plan Sponsor Replacement    23
Plan Sponsor Replacement Period    23
Plan Sponsors    1
Plan-Related Documents    43
Pre-Closing Period    43
Prepetition Convertible Senior Note Claims    13
Prepetition Convertible Senior Noteholders    13
Prepetition Convertible Senior Notes    13
Prepetition Macquarie Lenders    14
Prepetition Senior Secured Noteholders    1
Prepetition Senior Secured Notes    1
Prepetition Senior Secured Notes Indenture    1
Prepetition Senior Secured Notes Indenture Trustee    1
Prepetition Senior Unsecured Note Claims    14
Prepetition Senior Unsecured Noteholders    14
Prepetition Senior Unsecured Notes    14
RCRA    6
Recognition Proceedings    1

Related Purchaser    26
Replacing Plan Sponsors    23
Restructuring    2
Returns    36
Solicitation    43
Subscription Escrow Account    24
Subscription Escrow Agreement    25
Subscription Escrow Funding Date    24
Termination Date    66
Termination Fee    67
Transaction Agreements    28
Transferee Plan Sponsor    51
Transferring Plan Sponsor    51
Ultimate Purchaser    26
Unlegended Units    53
UPA Consummation Approval Order    2
Votable Claims    1
willful or intentional breach    66

ARTICLE II

UNIT PURCHASE
Section 2.1 Additional Capital Commitment.
(o) On and subject to the terms and conditions hereof, including entry of the UPA Approval Order by the Bankruptcy Court and corresponding Recognition Order of the Canadian Court, each Eligible Holder shall have the right to elect to commit, by providing written notice to the parties hereto pursuant to Section 10.4, on or prior to the Expiration Time, to purchase its respective ACC Purchase Percentage (and not less than or more than its ACC Purchase Percentage) of the Additional Capital Commitment Units (each

Eligible Holder who duly commits to purchase its ACC Purchase Percentage of Additional Capital Commitment Units in accordance with the terms hereof, an “Additional Capital Commitment Participant”).
(p) Pursuant to and subject to the terms and conditions hereof, from and after the Closing until the six (6) month anniversary of the Closing (but only so long as each of the conditions set forth in Section 2.1(d) shall have been satisfied or waived in accordance with this Agreement), Reorganized Holdings may elect to call, on a pro rata basis (as calculated by each Additional Capital Commitment Participant’s share of the Additional Capital Commitment Amount, such Additional Capital Commitment Participant’s “ACC Pro Rata Share”), all or any portion of the Additional Capital Commitment of the Additional Capital Commitment Participants by providing written notice to each Additional Capital Commitment Participant (the “ACC Call Notice”), which ACC Call Notice shall (i) be distributed to each Additional Commitment Participant, (ii) specify the applicable purchase price and ACC Pro Rata Share of Additional Capital Commitment Units to be purchased by such Additional Capital Commitment Participant pursuant to such ACC Call Notice, (iii) provide instructions for the payment of the applicable purchase price, including Reorganized Holdings’ wire instructions, for the Additional Capital Commitment Units to be purchased, and (iv) specify the date on which the purchase and issuance of the Additional Capital Commitment Units shall take place (which date shall be at least thirty (30) days following the date of such ACC Call Notice (any such applicable date, an “ACC Closing Date”).
(q) On any ACC Closing Date and in each case, pursuant to and subject to the terms and conditions hereof, each Additional Capital Commitment Participant agrees, severally and neither jointly nor jointly and severally, to purchase, and the Company agrees to issue, on such applicable ACC Closing Date, for the applicable purchase price per Additional Capital Commitment Unit, such Additional Capital Commitment Participant’s ACC Pro Rata Share of the aggregate number of Additional Capital Commitment Units, rounded among the Additional Capital Commitment Participants solely to avoid fractional units as the Requisite Plan Sponsors may determine in their sole discretion. Each Additional Capital Commitment Participant will be irrevocably committing, severally and neither jointly nor jointly and severally, to purchase its respective ACC Pro Rata Share of the Additional Capital Commitment Units when and as called by Reorganized Horsehead pursuant to and subject to the terms and conditions hereof, including this Section 2.1. On the ACC Closing Date, each Additional Capital Commitment Participant shall enter into a customary and reasonable subscription agreement evidencing their purchase and providing the same representations and warranties such Additional Capital Commitment Participant set forth in Sections 5.1 through 5.12 (inclusive).
(r) Each Additional Capital Commitment Participant will have, severally and neither jointly nor jointly and severally, the obligation to purchase such Additional Capital Commitment Participant’s ACC Pro Rata Share of the aggregate number of Additional Capital Commitment Units when and as called by Reorganized Holdings after the Closing on the ACC Closing Date, subject to the terms hereof and the satisfaction of each of the following conditions:
(i) the approval of three quarters (3/4) of all directors of Reorganized Holdings;

(ii) the Additional Capital Commitment Units will be issued (if at all) at a price per unit equal to the lower of (x) a value per unit implied by a total equity value of Reorganized Holdings and its Subsidiaries equal to $235,450,000; and (y) if, and only if, the spot price of zinc listed on the London Metals Exchange (“LME”) has been below $0.80/lb for ten (10) consecutive Business Days prior to the date of issuance of the applicable ACC Call Notice, the fair market value of such units at the time of issuance (as determined by a nationally recognized independent valuation firm selected in good faith by the board of directors of Reorganized Holdings); provided, however, that such fair market value shall in no event be less than seventy-five percent (75%) of $277,000,000; and
(iii) Reorganized Holdings shall not have spent, or committed to spend, any money on operating or improving its Mooresboro facility unless and until it has first called all of the Additional Capital Commitment Units for such purpose, and the Additional Capital Commitment Units shall only be called and shall be used exclusively for such purpose.
Section 2.2 Emergence Equity Purchase. On and subject to the terms and conditions hereof, including entry of the UPA Approval Order by the Bankruptcy Court and corresponding Recognition Orders of the Canadian Court, each Plan Sponsor agrees, severally and neither jointly nor jointly and severally, to purchase, and the Company agrees to issue, on the Closing Date, for the Purchase Price per Emergence Equity Unit, such Plan Sponsor’s Purchase Percentage of the aggregate number of Emergence Equity Units, rounded among the Plan Sponsors solely to avoid fractional units as the Requisite Plan Sponsors may determine in their sole discretion (such obligation to purchase such Emergence Equity Units, the “Emergence Equity Purchase”). Schedule 2 sets forth (i) each Plan Sponsor participating in the Emergence Equity Purchase and (ii) such Plan Sponsor’s respective Purchase Percentage and Emergence Equity Units, in each case, as of the date hereof and prior to any amendments, restatements, or allocations as contemplated and permitted hereby.
Section 2.3 Plan Sponsor Default.
(a) Upon the occurrence of a Plan Sponsor Default, each Plan Sponsor (together, but, in each case, excluding any Defaulting Plan Sponsor, the “Replacing Plan Sponsors”) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to such Replacing Plan Sponsors of such Plan Sponsor Default, which notice shall be given promptly following the occurrence of such Plan Sponsor Default and to all Replacing Plan Sponsors at the same time (such five (5) Business Day period, the “Plan Sponsor Replacement Period”), to make arrangements for one or more of the Replacing Plan Sponsors to purchase all or any portion of the Available Units (such purchase, a “Plan Sponsor Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts based upon the applicable Purchase Percentage of any such Replacing Plan Sponsors as compared to all Replacing Plan Sponsors or as may otherwise be agreed upon by each of the Replacing Plan Sponsors electing to commit to purchase all or any portion of the Available Units and notified in writing to the Company prior to the expiration of the Plan Sponsor Replacement Period. Any such Available Units purchased by a Replacing Plan Sponsor shall be included, among other things, in the determination of (i) the Emergence Equity Units of such Replacing Plan Sponsor for all purposes hereunder and (ii) the Emergence Equity

Purchase of such Replacing Plan Sponsors for purposes of the definition of Requisite Plan Sponsors. If a Plan Sponsor Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for the Plan Sponsor Replacement to be completed within the Plan Sponsor Replacement Period.
(b) Notwithstanding anything to the contrary in this Agreement, (i) nothing in this Agreement shall be deemed to require a Plan Sponsor to (A) purchase more than its respective Purchase Percentage of Emergence Equity Units set forth on Schedule 2 or otherwise be liable in any way for any other Plan Sponsor’s Purchase Percentage of the Emergence Equity Units, or (B) purchase any Additional Capital Commitment Units or otherwise be liable in any way for any other Plan Sponsor’s purchase of the Additional Capital Commitment Units; (ii) the representations, warranties, agreements, and obligations of each Plan Sponsor under this Agreement are, in all respects, several and neither joint nor joint and several, and (iii) except as contemplated by the provisions of Section 2.6 or Section 6.5 with respect to a Transfer in accordance with such Section(s), in no event shall a Plan Sponsor have any liability for any representation, warranty, agreement or obligation of any other Party. For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.2, but subject to Section 10.13, no provision of this Agreement shall relieve any Defaulting Plan Sponsor from liability hereunder, or limit the availability of the remedies set forth in Section 10.12, in connection with such Defaulting Plan Sponsor’s Plan Sponsor Default.
Section 2.4 Subscription Escrow Account Funding.
(a) Funding Notice. No later than the fifth (5th) Business Day following the Expiration Time and at least five (5) Business Days prior to the anticipated Closing Date, the Company shall deliver to each Plan Sponsor set forth on Schedule 2 a written notice (the “Funding Notice”) of (i) an amended and restated Schedule 2 to reflect any revisions for a Plan Sponsor Default, as contemplated by and pursuant to Section 2.3; (ii) the aggregate number of Emergence Equity Units, and the aggregate Purchase Price implied thereby; (iii) the account to which such Plan Sponsor shall deliver and pay the aggregate Purchase Price for such Plan Sponsor’s Purchase Percentage of the Emergence Equity Units (the “Subscription Escrow Account”) pursuant to Section 2.2 (in each case, as may be adjusted pursuant to Section 2.3); and (iv) the number of Additional Capital Commitment Units which the Plan Sponsors have subscribed for and committed to purchase. The Company shall promptly provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Plan Sponsor may reasonably request.
(b) Subscription Escrow Account Funding. No later than the second (2nd) Business Day following receipt of the Funding Notice (such date, the “Subscription Escrow Funding Date”), each Plan Sponsor shall deliver and pay an amount equal to (i) the Purchase Price, multiplied by (ii) such Plan Sponsor’s Purchase Percentage of the Emergence Equity Units as set forth on Schedule 2 (as amended and restated to reflect any revisions for a Plan Sponsor Default, in each case, as contemplated by and pursuant to Section 2.3), by wire transfer in immediately available funds in U.S. dollars into the Subscription Escrow Account in satisfaction of such Plan Sponsor’s Emergence Equity Purchase; provided, however, that each Plan Sponsor may elect, in its sole and absolute discretion and by written notice to the DIP Agent and the Company, and the Subscription Agent, to fund any portion of its respective Emergence Equity Purchase by agreeing to cause the DIP Agent, and directing the DIP Agent, to pay any amounts to be paid to such Plan Sponsor under the terms of the DIP Loan to Subscription Escrow Account and, upon such direction, any such amounts shall be deemed paid by such Plan Sponsor to the Subscription Escrow Account and shall be held pursuant to the terms hereof and the Subscription Escrow Agreement. The Subscription Escrow Account shall be established with the Subscription Agent, pursuant to an escrow agreement in form and substance mutually satisfactory to the Requisite Plan Sponsors and the Company (the “Subscription Escrow Agreement”). The funds held in the Subscription Escrow Account shall be released, and each Plan Sponsor shall receive from the Subscription Escrow Account the cash amount actually funded to the Subscription Escrow Account by such Plan Sponsor, plus any interest accrued thereon, promptly following the earlier to occur of (i) the termination of this Agreement in accordance with its terms and (ii) the Outside Date if, by such date, the Closing has not occurred.
Section 2.5 Closing.
(a) Subject to ARTICLE VIII, unless otherwise mutually agreed in writing between the Company and the Requisite Plan Sponsors, the closing of the Emergence Equity Purchase (the “Closing”) shall take place by electronic exchange of documents (or, if the parties agree to hold a physical closing, at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036-6745, at 10:00 a.m., prevailing Eastern time, on the date on which all of the conditions set forth in Sections 7.1 and 7.3 shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.
(b) At the Closing, the funds held in the Subscription Escrow Account shall be released and utilized as set forth in, and in accordance with, the Plan and the Subscription Escrow Agreement.
(c) At the Closing, Reorganized Holdings shall issue the Emergence Equity Units, in each case, free and clear of any and all Liens, to each Plan Sponsor (or to its designee in accordance with Section 2.6(a)) against payment of the aggregate Purchase Price for the Emergence Equity Units by such Plan Sponsor pursuant to the terms of Sections 2.2 and 2.4(b). Unless a Plan Sponsor requests delivery of a physical unit certificate, the entry of any Emergence Equity Units to be delivered pursuant to this Section 2.5(c) into the account of a Plan Sponsor pursuant to Reorganized Holdings’ book entry procedures and delivery to such Plan Sponsor of an account statement reflecting the book entry of such Emergence Equity Units shall be deemed delivery of such Emergence Equity Units for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, all Emergence Equity Units will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by Reorganized Holdings.
Section 2.6 Designation and Assignment Rights.
(a) Each Plan Sponsor shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of its Emergence Equity Units be issued in the name of, and delivered to, one or more of its Affiliates or Affiliated Funds (other than any portfolio company of such Plan Sponsor or its Affiliates) (each a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Plan Sponsor and each such Related Purchaser, (ii) specify the number of Emergence Equity Units, as applicable, to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Section 5.1 through Section 5.10 as applied to such Related Purchaser; provided, however, that no such designation pursuant to this Section 2.6(a) shall relieve such Plan Sponsor from its obligations under this Agreement.
(b) Each Plan Sponsor shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the closing of the Additional Capital Commitment that some or all of its Additional Capital Commitment Units be issued in the name of, and delivered to, a Related Purchaser upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Plan Sponsor and each such Related Purchaser, (ii) specify the number of Additional Capital Commitment Units to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Section 5.1 through Section 5.10 as applied to such Related Purchaser; provided, however, that no such designation pursuant to this Section 2.6(b) shall relieve such Plan Sponsor from its obligations under this Agreement.
(c) No Plan Sponsor shall have the right to Transfer all or any portion of its Emergence Equity Purchase rights hereunder other than to (i) another Plan Sponsor, (ii) any party that signs a joinder hereto (“Joinder Agreement”), in the form of Exhibit C, pursuant to which such party agrees to be bound by the terms, conditions and obligations of such transferring Plan Sponsor in the same manner and subject to the same terms, conditions and obligations as such transferring Plan Sponsor was bound hereunder, (iii) any investment fund (A) the primary investment advisor to which is such Plan Sponsor or an Affiliate thereof or (B) that is a bona fide holder of the majority of the limited partnership or similar interests of a Plan Sponsor (collectively, an “Affiliated Fund”) or (iv) any special purpose vehicle that is, and only for so long as it continues to be, wholly-owned by such Plan Sponsor or its Affiliated Funds, created for the purpose of holding such Emergence Equity Units, or holding debt or equity of the Debtors, and with respect to which such Plan Sponsor either (A) has provided an adequate equity support letter or a guarantee of such special purpose vehicle’s Emergence Equity Units, in either case, that is reasonably satisfactory to the Company or (B) otherwise remains obligated to fund the Emergence Equity Units, to be Transferred until the Closing (each such Person, an “Ultimate Purchaser”), and that, in each case, agrees in a writing addressed to the Company (x) to purchase such portion of such Plan Sponsor’s Emergence Equity Units, and (y) to be fully bound by, and subject to, this Agreement as, and with the rights and obligations of, a Plan Sponsor hereto; provided, however, that no sale or Transfer pursuant to this Section 2.6(c) shall relieve such Plan Sponsor from its obligations under this Agreement. Any Transferee of Emergence Equity Purchase rights in accordance with this Section 2.6(c) shall be deemed to be a Plan Sponsor, and shall have the rights and obligations of a Plan Sponsor, to the extent of the interests so Transferred thereto. Any purported Transfer of all or any portion of any Emergence Equity Units not in accordance with this Section 2.6(c) will be void ab initio.

(d) Each Plan Sponsor, severally and neither jointly nor jointly and severally, agrees that it will not Transfer, at any time during the Pre-Closing Period, any of its rights and obligations under this Agreement to any Person other than in accordance with Sections 2.3, 2.6 or 6.5. After the Closing Date, nothing in this Agreement shall limit or restrict in any way any Plan Sponsor’s ability to Transfer any of its Emergence Equity Units or any interest therein; provided, however, that any such Transfer shall be made pursuant to (i) an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable securities Laws and (ii) the terms of any applicable Reorganized Holdings Corporate Documents.
ARTICLE III

EXPENSE REIMBURSEMENT
Section 3.1 Expense Reimbursement.
(a) Until the earlier to occur of (i) the Closing and (ii) the Termination Date, the Debtors agree to pay in accordance with Section 3.1(b) the reasonable and documented fees and expenses of counsel, financial advisors, consultants, and other professionals (including any personnel search firms used by the Plan Sponsors in connection with a search for the directors or managers contemplated by the Reorganized Holdings Corporate Documents) for specialized areas of expertise as circumstances warrant retained by the Plan Sponsors, including such fees and expenses of Akin Gump Strauss Hauer & Feld LLP, Cassels Brock & Blackwell LLP, Ashby & Geddes, Dechert LLP, Tenova Bateman Sub-Saharan Africa, Womble Carlyle Sandridge & Rice, LLP, Ropes & Gray LLP, and Moelis & Company, in each case, that have been and are incurred in connection with (x) the negotiation, preparation and implementation of this Agreement (including the Emergence Equity Purchase), the Plan, the Transaction Agreements and the other agreements and transactions contemplated hereby and thereby or (y) the Restructuring, the Chapter 11 Proceedings and the Recognition Proceedings (such payment obligations, collectively, the “Expense Reimbursement”).
(b) The Expense Reimbursement accrued through the date on which the UPA Approval Order is entered shall be paid within one (1) Business Day of such date. The Expense Reimbursement shall thereafter be payable by the Debtors promptly after receipt of monthly invoices therefor; provided, however, that the Debtors’ shall pay any and all then outstanding Expense Reimbursements simultaneously with the Closing or simultaneous with the termination of this Agreement in accordance with applicable provisions of ARTICLE IX. The Plan Sponsors shall promptly provide copies of such invoices (redacted to protect privileges) to the Debtors and to the Office of the United States Trustee for the District of Delaware.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding section of the Company Disclosure Schedule (subject to Section 1.2(l)), the Company hereby represents and warrants to the Plan Sponsors (unless otherwise set forth herein, as of the date hereof and as of the Closing Date) as set forth below.

Section 4.1 Organization and Qualification. The Company and each of its Subsidiaries (a) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, in good standing (or equivalent thereof) under the Laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other applicable power and authority to own its properties and assets and to transact the business in which it is currently engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except, in the case of this clause (c), where the failure to be so qualified or authorized would not reasonably be expected to have a Material Adverse Effect.
Section 4.2 Corporate Power and Authority.
(a) The Company has the requisite corporate power and authority (i) subject to entry of the UPA Approval Order and, with respect to property in Canada, the corresponding Recognition Order, to enter into, execute and deliver this Agreement and to perform the UPA Approval Obligations and (ii) subject to entry of the UPA Consummation Approval Order, the Confirmation Order, and the corresponding Recognition Orders, to consummate the transactions contemplated herein and in the Plan, to perform each of its other obligations hereunder, to enter into, execute and deliver each Plan-Related Document, each Rights Offering Document, each Reorganized Holdings Corporate Document and all other documents, agreements, certificates, supplements, and instruments referred to or contemplated herein or therein or hereunder or thereunder to which it will be a party as contemplated by this Agreement and the Plan (this Agreement, the Plan, the Disclosure Statement, the Plan-Related Documents, the Reorganized Holdings Corporate Documents, and such other documents, agreements, certificates, supplements, and instruments referred to or contemplated herein or therein or hereunder or thereunder, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.
(b) Subject to entry of the UPA Consummation Approval Order, the Confirmation Order, and, with respect to property in Canada, the corresponding Recognition Orders, each of the other Debtors has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder. Subject to entry of the UPA Consummation Approval Order, the Confirmation Order, and the corresponding Recognition Orders, the execution and delivery of this Agreement and each of the other Transaction Agreements to which such other Debtor is a party and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite action (corporate or otherwise) on behalf of each other Debtor party thereto, and no other proceedings on the part of any other Debtor party thereto are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(c) Subject to entry of the UPA Consummation Approval Order, the Confirmation Order, and, with respect to property in Canada, the corresponding Recognition Orders, each of the Company and the other Debtors has the requisite corporate power and authority to perform its obligations under the Plan, and has taken all necessary corporate actions required for the due consummation of the Plan in accordance with its terms.
Section 4.3 Execution and Delivery; Enforceability.
(a) Subject to entry of the UPA Consummation Approval Order, and, with respect to property in Canada, the corresponding Recognition Order, this Agreement will have been, and subject to the entry of the UPA Consummation Approval Order, the Confirmation Order, and the corresponding Recognition Orders, each other Transaction Agreement will be, duly executed and delivered by the Company and each of the other Debtors party thereto.
(b) Upon entry of the UPA Approval Order and, with respect to property in Canada, the corresponding Recognition Order, and assuming due and valid execution and delivery hereof by the Plan Sponsors, the UPA Approval Obligations will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their respective terms.
(c) Upon entry of the UPA Consummation Approval Order and, with respect to property in Canada, the corresponding Recognition Order, and assuming due and valid execution and delivery of this Agreement and the other Transaction Agreements by the Plan Sponsors, each of the obligations hereunder (with respect to the Debtors only, and other than the UPA Approval Obligations, which are the subject of Section 4.3(b)) and thereunder will constitute the valid and legally binding obligations of the Company and, to the extent the other Debtors are party to the other Transaction Agreements, the other Debtors, enforceable against the Company and, to the extent the other Debtors are party to the other Transaction Agreements, the other Debtors, in accordance with their respective terms.
Section 4.4 Authorized and Issued Units.
(a) Subject to entry of the Confirmation Order and the corresponding Recognition Order and assuming satisfaction of the conditions to Closing set forth in ARTICLE VII, as of the Closing, (i) the membership interests of Reorganized Holdings will consist of one class of New Common Equity, (ii) the outstanding membership interests of Reorganized Holdings as of Closing will consist of 1,000,000 issued and outstanding units of New Common Equity, (iii) no units of New Common Equity will be held by Reorganized Holdings in its treasury, (iv) 100,000 units of New Common Equity will be reserved for issuance upon exercise of options and other rights to purchase or acquire units of New Common Equity granted in connection with the MEIP, (v) 70,213 units of New Common Equity will be reserved for issuance upon exercise of, and subject to adjustment pursuant to the terms of, the Warrants as provided under the Plan and (vi) no warrants to purchase units of New Common Equity will be issued and outstanding other than the Warrants as provided under the Plan.

(b) Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person.
(c) Subject to entry of the Confirmation Order and the corresponding Recognition Order and assuming satisfaction of the conditions to Closing set forth in ARTICLE VII, except as set forth in this Section 4.4, as of the Closing, no units of membership interests or other equity securities or voting interest in Reorganized Holdings will have been issued, reserved for issuance or outstanding.
(d) Subject to entry of the Confirmation Order and the corresponding Recognition Order and assuming satisfaction of the conditions to Closing set forth in ARTICLE VII, except as described in this Section 4.4 and except as set forth in the Reorganized Holdings Corporate Documents, as of the Closing, neither Reorganized Holdings nor any of its Subsidiaries will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates Reorganized Holdings or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any units of the membership interests of, or other equity or voting interests in, Reorganized Holdings or any of its Subsidiaries or any security convertible or exercisable for or exchangeable into any membership interests of, or other equity or voting interest in, Reorganized Holdings or any of its Subsidiaries, (ii) obligates Reorganized Holdings or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the Transfer of any units of membership interests of Reorganized Holdings or any of its Subsidiaries or (iv) relates to the voting of any units of membership interests of Reorganized Holdings.
Section 4.5 Issuance. The units of New Common Equity to be issued pursuant to the Plan, including the units of New Common Equity to be issued pursuant to the terms of this Agreement and pursuant to the Additional Capital Commitment, will, when issued and delivered on the Closing Date with respect to the Emergence Equity Units and on the closing date of the Additional Capital Commitment in accordance with and against delivery of the consideration therefor pursuant to the Plan and this Agreement and the other Transaction Agreements, be duly and validly authorized, issued and delivered and shall be fully paid, and free and clear of any and all Taxes, Liens (other than Transfer restrictions imposed hereunder or under the Reorganized Holdings Corporate Documents or by applicable Law), preemptive rights, subscription and similar rights, other than any rights set forth in the Reorganized Holdings Corporate Documents.
Section 4.6 No Conflict. Assuming the consents described in clauses (a) through (e) of Section 4.7 are obtained, the execution and delivery by the Company and, if applicable, its Subsidiaries of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) materially conflict with, or result in a material breach, modification or violation of, any of the terms or provisions of, or constitute a material default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any material payment or consent to be required under any Contract to which the Company or any of its Subsidiaries will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of the Company or any of its Subsidiaries will be subject as of the Closing Date after giving effect to the Plan, (b) result in any violation of the provisions of the Reorganized Holdings Corporate Documents or any of the organization documents of any of the Company’s Subsidiaries or (c) result in any violation of any Law or Order applicable to the Company or any of its Subsidiaries or any of their properties, except, in each of the cases described in clauses (a) or (c), for any conflict, breach, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Company’s performance of its obligations under this Agreement.
Section 4.7 Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the execution and delivery by the Company and, to the extent relevant, its Subsidiaries of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, to the extent relevant, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) the entry of the UPA Approval Order authorizing the Company to execute and deliver this Agreement and perform the UPA Approval Obligations, (b) the entry of the UPA Consummation Approval Order authorizing the Company to perform each of its other obligations hereunder, (c) the entry of the Confirmation Order, (d) the entry of the applicable Recognition Orders with respect to the Orders described in the foregoing clauses (a), (b) and (c) of this Section 4.7, and (e) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” Laws or Antitrust Laws in connection with the issuance of the Emergence Equity Units and the Additional Capital Commitment Units pursuant to the exercise of the Subscription Rights, except any consent, approval, authorization, order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Company’s performance of its obligations under this Agreement or any Debtor’s operation of the business or current or currently proposed use, occupancy or operation of any Debtor’s assets or properties.
Section 4.8 Arm’s-Length. The Company acknowledges and agrees that (a) each of the Plan Sponsors is acting solely in the capacity of an arm’s-length contractual counterparty to the Company with respect to the transactions contemplated hereby and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries and (b) no Plan Sponsor is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.
Section 4.9 Financial Statements. The audited consolidated balance sheets of the Company as at December 31, 2015 (the “Latest Balance Sheet Date”) and the related consolidated statements of operations and of cash flows for the fiscal year ended on such dates, reported on by and accompanied by an unqualified report from BDO USA LLP, (collectively, the “Financial Statements”), present fairly, in all material respects, the consolidated financial condition of the Company as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal period or quarter, as the case may be, then ended. All such Financial Statements, including the related schedules and notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied consistently throughout the periods involved (except as disclosed therein and, in the case of unaudited

Financial Statements, except for the absence of footnote disclosures and year-end adjustments). The Company and its Subsidiaries do not have any material Liabilities required to be disclosed in a balance sheet prepared in accordance with GAAP that are unimpaired pursuant to the Plan, except (a) those that are reflected or reserved against in the Financial Statements as of the Latest Balance Sheet Date, (b) those that have been incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date or pursuant to the DIP Loan or under the Prepetition Debt Documents or (c) those that are set forth in the Debtors schedules of assets and liabilities and statements of financial affairs filed with the Bankruptcy Court.
Section 4.10 Company SEC Documents and Disclosure Statement. Except as set forth in the Company SEC Documents filed since December 31, 2014 but prior to the date hereof, from December 31, 2014 to the Petition Date, the Company has filed all reports, schedules, forms and statements required to be filed with the SEC under the Securities Act or the Exchange Act. As of their respective dates, and giving effect to any amendments or supplements thereto filed since December 31, 2014 and prior to the Petition Date, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents. From December 31, 2014 to the Petition Date, the Company has filed with the SEC (or incorporated by reference to an earlier filing) all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that were required to be filed as exhibits to the Company SEC Documents during such period. No Company SEC Document filed since December 31, 2014 and prior to the Petition Date, as of their respective dates and after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in the preceding sentence does not apply to any projections, forecasts, estimates and forward looking information included in the Company SEC Documents. Disclosure Statement as approved by the Bankruptcy Court will conform in all material respects with Section 1125 of the Bankruptcy Code.
Section 4.11 Absence of Certain Changes. Since the date of the Latest Balance Sheet, (a) there has been no Material Adverse Effect and (b) neither the Company nor any of its Subsidiaries have undertaken any of the actions that would require the consent of the Requisite Plan Sponsors pursuant to Section 6.3(b) of this Agreement if undertaken after the date hereof, except to the extent such actions are disclosed in items 1.01, 1.02, 2.03, 2.04, 4.01 or 5.02 of the Forms 8-K filed by the Company since the date of the Latest Balance Sheet but prior to the date hereof.
Section 4.12 No Violation; Compliance with Laws. (i) The Company is not in violation of its articles of incorporation or bylaws, and (ii) no Subsidiary of the Company is in violation of its respective articles of incorporation or bylaws or similar organizational document in any material respect. Neither the Company nor any of its Subsidiaries is or has been at any time since December 31, 2014 in violation of any Law or Order, except as would not reasonably be expected to be material, or result in material liability, to the Company and its Subsidiaries taken as a whole. There is and since December 31, 2014 has been no failure on the part of the Company to comply in all material respects with the Sarbanes-Oxley Act of 2002.

Section 4.13 Legal Proceedings. Other than the Chapter 11 Proceedings, the Recognition Proceedings and any adversary proceedings or contested motions commenced in connection therewith, there are no material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings (“Legal Proceedings”) pending or threatened to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject which in any manner draws into question the validity or enforceability of this Agreement, the Plan or the Transaction Agreements.
Section 4.14 Labor Relations.
(a) Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice and there is (i) no unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Entity (ii) no grievance or arbitration proceeding pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (iii) no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which, in the case of clauses (i), (ii) and (iii) above, individually or in the aggregate, would reasonably be expected to result in material liability to the Company or any of its Subsidiaries.
(b) Section 4.14(b)(i) of the Company Disclosure Schedule lists all Collective Bargaining Agreements the Company or any of its Subsidiaries is party to or subject to as of the date hereof and the status of any related negotiations, in each case, as of the date hereof. Section 4.14(b)(ii) of the Company Disclosure Schedule lists any jurisdiction in which the employees of the Company or any of its Subsidiaries are represented by an Employee Representative. To the Knowledge of the Company, no organizing activity, or Employee Representatives’ certification, petition or election is pending or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries. Except as set forth in Section 4.14(b)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any obligation (whether pursuant to Law or Contract) to notify, inform and/or consult with, or obtain consent from, any Employee Representative regarding the transactions contemplated by this Agreement prior to entering into this Agreement.
(c) The Company and its Subsidiaries are in compliance, in all material respects, with all Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, background checks, health and safety, wages, classification of employees, hours and benefits, non-discrimination and harassment in employment, workers’ compensation and the collection and payment of withholding and/or payroll Taxes and similar Taxes. Since December 31, 2014, the Company and each of its Subsidiaries has complied in all material respects with its payment obligations to all employees of the Company and any of its Subsidiaries in respect of all wages, salaries, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, benefits and all other compensation, remuneration and emoluments due and payable to such employees under any Company Plan or any applicable Collective

Bargaining Agreement or Law, except, for the avoidance of doubt, for any payments that are not permitted by the Bankruptcy Court, the Bankruptcy Code, the Canadian Court or the CCAA, as applicable.
Section 4.15 Intellectual Property. (a) The Company and its Subsidiaries exclusively own, free and clear of all Liens (except for  Permitted Liens), all of their (A) patents and registered Intellectual Property (and all applications therefor) and (B) proprietary unregistered Intellectual Property, in each case, that is material to the businesses of the Company and its Subsidiaries (“Company Intellectual Property”), and all of the Company Intellectual Property is subsisting, unexpired, valid and enforceable; (b) the Company and its Subsidiaries own, or have valid rights to use, all of the Intellectual Property used or held for use in, or necessary for the conduct of, the businesses of the Company and its Subsidiaries as currently conducted; (c) no material Intellectual Property owned by the Company or its Subsidiaries is being infringed, misappropriated or violated (“Infringed”) by any other Person; (d) the conduct of the businesses of the Company and its Subsidiaries as presently conducted does not Infringe any Intellectual Property of any other Person and during the three (3) years prior to the date hereof, no Person has alleged same in writing, except for allegations that have since been resolved or in connection with the Chapter 11 Proceedings, the Recognition Proceedings and any adversary proceedings or contested motions commenced in connection therewith; (e) the Company and its Subsidiaries take commercially reasonable actions to maintain and protect (1) the confidentiality of their trade secrets and confidential information and (2) the security and substantially continuous operation of their material software, systems, websites and networks (and all data therein) and (f) the Company and its Subsidiaries are in compliance with all Applicable Privacy Laws, except in the case of clauses (b) through (f), as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries taken as a whole.
Section 4.16 Title to Real and Personal Property.
(a) Real Property. The Company or one of its Subsidiaries, as the case may be, has good and valid title in fee simple to each material Owned Real Property, free and clear of all Liens, except for (i) Liens that are described in (A) the Company SEC Documents filed since December 31, 2014 but prior to the date hereof, (B) the Plan or (C) the Disclosure Statement, or (ii) Permitted Liens.
(b) Leased Real Property. Subject to entry of the Confirmation Order and the corresponding Recognition Order and assumption of the same by the applicable Debtor in accordance with applicable Law (including satisfaction of any applicable cure amounts), all material Real Property Leases necessary for the operation of the business are valid, binding and enforceable by and against the Company or its relevant Subsidiary, and, to the Knowledge of the Company, the other parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity, and no written notice to terminate, in whole or part, any of such leases has been delivered to the Company or any of its Subsidiaries (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served), except for any motions, notice or objections, to the assumption or rejection of any Real Property Lease or otherwise, in the Chapter 11 Proceedings. Other than as a result of the filing of the Chapter 11 Proceedings or the Recognition Proceedings, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any material Real

Property Lease necessary for the operation of the business is in material default or breach under the terms thereof.
(c) Personal Property. The Company or one of its Subsidiaries has good title or, in the case of leased assets, a valid leasehold interest, to all of the material tangible personal property and assets reflected on the balance sheet included in the Financial Statements as of the Latest Balance Sheet Date, free and clear of all Liens, except for (i) Liens that are described in (A) the Company SEC Documents filed since December 31, 2014 but prior to the date hereof, (B) the Plan or (C) the Disclosure Statement or (ii) Permitted Liens.
Section 4.17 No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and any Related Party, customers or suppliers of the Company or any of its Subsidiaries, on the other hand, that is required by the Exchange Act to be described in the Company SEC Documents and that are not so described in the Company SEC Documents filed since December 31, 2014 but prior to the date hereof, except for the transactions contemplated by this Agreement, the Plan or the other Transaction Agreements.
Section 4.18 Licenses and Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for or material to the ownership or lease of their respective properties and the conduct of the business, in each case, except as would not reasonably be expected to be material to the Company or its Subsidiaries, individually or taken as a whole. Neither the Company nor any of its Subsidiaries (i) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except as would not reasonably be expected to be material to the Company or its Subsidiaries, individually or taken as a whole.
Section 4.19 Environmental.
(a) (i) Each of the Company and its Subsidiaries, and each of their facilities, businesses, assets, properties and leaseholds is, and at all times during the past five (5) years has been, in compliance with all applicable Environmental Laws, and (ii) none of the Company, its Subsidiaries, or any of their facilities, businesses, assets, properties or leaseholds, (A) is, or at any time during the past five (5) years has been, liable for any penalties, fines, or forfeitures for failure to comply with any applicable Environmental Laws or (B) is subject to any outstanding citations, notices or Orders of non-compliance with respect to any applicable Environmental Laws, in each case of (i) and (ii), except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b) (i) All licenses, filings, permits, registrations or approvals of Governmental Entities required for the business of the Company and each of its Subsidiaries under any Environmental Law (collectively, “Permits”) (A) have been secured and are in the possession of the Company and each of its Subsidiaries, as applicable, and (B) are currently in full force and effect, and (ii) each of the Company and each of its Subsidiaries is in compliance therewith, in each case of (i) and (ii), except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) The Company and each of its Subsidiaries have obtained all financial assurances required for the business of the Company and each of its Subsidiaries in the amounts and forms required pursuant to applicable Environmental Law or by a Governmental Entity, except as would not reasonably be expected, individually or in the aggregate, to materially and adversely impact any Debtor’s operation of the business or current or currently proposed use, occupancy or operation of any Debtor’s assets or properties.
(d) There has been no generation, manufacture, use, storage, treatment or release of Hazardous Materials by the Company or any of its Subsidiaries or on any property currently or, to the Knowledge of the Company, formerly owned or leased by the Company or any of its Subsidiaries, except such generation, manufacturing, use, storage, treatment or release that would not be reasonably expected to give rise to or result in any material liability to the Company or any of its Subsidiaries.
(e) (i) There are no visible signs of releases, spills, discharges, leaks or disposals of Hazardous Materials at, upon, or within any Owned Real Property or any premises leased by the Company or any of its Subsidiaries; (ii) neither the Owned Real Property nor any premises leased by the Company or any of its Subsidiaries, has ever been used by the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any other Person as a RCRA Subpart C treatment or disposal facility of any Hazardous Waste; and (iii) no Hazardous Wastes are present on the Owned Real Property or any premises lease by the Company or any of its Subsidiaries, in each case of (i), (ii) and (iii), except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(f) There are no Environmental Claims pending or, to the Knowledge of the Company, threatened against, or that have been brought by, the Company or any of its Subsidiaries, and within the past five (5) years there have not been any such Environmental Claims, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any asset, property, business, leasehold or facility currently or formerly owned or operated by the Company or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against the Company, any of its Subsidiaries or any asset, property, business, leasehold or facility owned or operated by the Company or any of its Subsidiaries, or (ii) to cause such assets, properties, businesses, leaseholds or facilities to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, in each case of (i) and (ii), except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.20 Tax Returns and Payments; Withholding. Each of the Company and each of its Subsidiaries has timely filed all returns, statements, forms and reports for or relating to Taxes with respect to the income, or material Taxes with respect to properties or operations, in each case, of the Company and/or any of its Subsidiaries (the “Returns”). The Returns accurately reflect in all material respects all liability for Taxes of the Company and its Subsidiaries for the periods covered thereby. The Company and each of its Subsidiaries have at all times paid, all material Taxes payable by them. There is no Legal Proceeding now pending or, to the Knowledge of the Company, threatened by any authority regarding any Taxes relating to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into a Contract or waiver or been requested to enter into a Contract or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Company or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. During the past seven (7) years, the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other Laws) and each has, within the time and in the manner prescribed by law, paid over to the proper Governmental Entities all required amounts with respect to Taxes, except, for the avoidance of doubt, for any payments that are not permitted by the Bankruptcy Court, the Bankruptcy Code, the Canadian Court or the CCAA, as applicable. Neither the Company nor any Subsidiary of the Company is a United States real property holding corporation or “USRPHC” for U.S. federal income tax purposes, including within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
Section 4.21 Compliance with ERISA.
(a) Section 4.21(a) of the Company Disclosure Schedule sets forth each material Company Plan. Each Company Plan, other than any Multiemployer Plan (and each related trust, insurance Contract or fund), is in material compliance with its terms and with all applicable Laws, including ERISA and the Code. Each Company Plan, other than any Multiemployer Plan (and each related trust, if any), which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no ERISA Event has occurred or is reasonably expected to occur; no ERISA Plan has an Unfunded Current Liability in an amount that exceeds $1,000,000 with respect to any single ERISA Plan and that exceeds $1,500,000 with respect to all ERISA Plans in the aggregate; all contributions required to be made with respect to a Company Plan have been or will be timely made (except as disclosed on Section 4.21(a) of the Company Disclosure Schedule); using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Company and its Subsidiaries and ERISA Affiliates would have no material liabilities to any Multiemployer Plans in the event of a complete withdrawal therefrom; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) that covers or has covered employees or former employees of the Company, any of its Subsidiaries, or any ERISA Affiliate has at all times during the past three years been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code. The Company and its Subsidiaries do not maintain or have any Liability with respect to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA).
(b) Each Foreign Company Plan (and each related trust, insurance Contract or fund), if any, is, and has been maintained and funded, in material compliance with its terms and with the requirements of any and all applicable Laws and Orders, including the PBA and the ITA, and has been maintained, where required, in good standing with applicable Governmental Entities. All material contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made. Neither the Company nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. Neither the Company nor any of its Subsidiaries maintains or contributes to any Foreign Pension Plan the obligations with respect to which would in the aggregate reasonably be expected to have a Material Adverse Effect.
Section 4.22 Disclosure Controls and Procedures. Based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of the Company of the Company’s internal control over financial reporting, there are no (a) significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data or (b) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
Section 4.23 Material Contracts. Section 4.23 of the Company Disclosure Schedule sets forth Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof. Subject to entry of the Confirmation Order and the corresponding Recognition Order and assumption of the same by the applicable Debtor in accordance with applicable Law (including satisfaction of any applicable cure amounts), all Material Contracts are valid, binding and enforceable by and against the Company or its relevant Subsidiary, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity, and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of its Subsidiaries, except for any motions, notices or objections in connection with the Chapter 11 Proceedings. Other than as a result of the filing of the Chapter 11 Proceedings or the Recognition Proceedings, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof. The Company has provided or made available to the Plan Sponsors true, correct and complete copies of each Material Contract as of the date hereof. For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party that is material to the conduct and operations of the business of the Company and its Subsidiaries, taken as a whole.
Section 4.24 No Unlawful Payments. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company or any of its Subsidiaries, has in any material respect: (a) used any funds of the Company or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case, relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
Section 4.25 Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been at all times conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions (and the rules and regulations promulgated thereunder) to which the Debtors are subject and any related or similar applicable Laws

(collectively, the “Money Laundering Laws”) and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.
Section 4.26 Compliance with Sanctions Laws. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. The Company will not directly or indirectly use the proceeds from this Agreement (including the Emergence Equity Purchase, the Additional Capital Commitment or the sale of the Additional Capital Commitment Units), or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
Section 4.27 No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Plan Sponsors for a brokerage commission, finder’s fee or like payment in connection with the Emergence Equity Purchase, the Additional Capital Commitment or the sale of the Emergence Equity Units or the Additional Capital Commitment Units or the transactions contemplated hereby or thereby.
Section 4.28 Takeover Statutes. Subject to entry of the UPA Consummation Approval Order, the Confirmation Order, and the corresponding Recognition Orders, no Takeover Statute is applicable to this Agreement, the Emergence Equity Purchase and the other transactions contemplated by this Agreement.
Section 4.29 Investment Company Act. None of the Company or any of its Subsidiaries is an “investment company” or, to the Knowledge of the Company, an “affiliated person” of, or a “promoter” or “principal underwriter” for or a company “controlled” by an “investment company” required to be registered as such under the Investment Company Act of 1940 and neither the entry into of this Agreement, the Plan or the Transaction Agreements, nor the application of the proceeds nor the consummation of the other transactions contemplated hereby or thereby, will violate any provision of such act or any rule, regulation or order of the SEC thereunder.
Section 4.30 Insurance. The Company and its Subsidiaries have insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses. All premiums due and payable in respect of material insurance policies maintained by the Company and its Subsidiaries have been paid. The Company reasonably believes that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate in all material respects. As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice from any insurer or agent of such insurer with respect to any material insurance policies of the Company and its Subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PLAN SPONSORS
Each Plan Sponsor represents and warrants as to itself only and not any other Plan Sponsor (unless otherwise set forth herein, as of the date hereof and as of the Closing Date) as set forth below.
Section 5.1 Incorporation. Such Plan Sponsor is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or formation.
Section 5.2 Corporate Power and Authority. Such Plan Sponsor has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Transaction Agreement to which such Plan Sponsor is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements to which such Plan Sponsor is a party and the consummation of the transactions contemplated hereby and thereby.
Section 5.3 Execution and Delivery. This Agreement and each other Transaction Agreement to which such Plan Sponsor is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Plan Sponsor and (b) assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), does, or upon its execution by such Plan Sponsor will, constitute valid and legally binding obligations of such Plan Sponsor, enforceable against such Plan Sponsor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.
Section 5.4 No Conflict. The execution and delivery by such Plan Sponsor of this Agreement and, to the extent applicable, the other Transaction Agreements, the compliance by such Plan Sponsor with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under, any Contract to which such Plan Sponsor is a party or by which such Plan Sponsor is bound or to which any of the properties or assets of such Plan Sponsor are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Plan Sponsor and (c) will not result in any material violation of any Law or Order applicable to such Plan Sponsor or any of its properties, except, in each of the cases described in clauses (a) or (c), for any conflict, breach, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Plan Sponsor’s performance of its obligations under this Agreement.
Section 5.5 Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over such Plan Sponsor or any of its properties is required for the execution and delivery by such Plan Sponsor of this Agreement and, to the extent applicable, the Transaction Agreements, the compliance by such Plan Sponsor with all of the provisions hereof and thereof and the consummation of the transactions (including the purchase by each Plan Sponsor of its Emergence Equity Units, if any) contemplated herein and therein, except any consent, approval, authorization, order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Plan Sponsor’s performance of its obligations under this Agreement.
Section 5.6 Legal Proceedings. There is no pending, outstanding or, to the knowledge of such Plan Sponsor, threatened Legal Proceedings against such Plan Sponsor that challenge any of the transactions contemplated by the Transaction Agreements or that, if adversely determined, would reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Plan Sponsor’s performance of its obligations under this Agreement
Section 5.7 No Registration. Such Plan Sponsor acknowledges that the Emergence Equity Units and the Additional Capital Commitment Units have not been registered and will not be registered pursuant to the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available. Such Plan Sponsor understands that the Emergence Equity Units and the Additional Capital Commitment Units are being offered and sold in reliance upon a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Plan Sponsor’s representations as expressed herein or otherwise made pursuant hereto.
Section 5.8 Purchasing Intent. Such Plan Sponsor is acquiring the Emergence Equity Units and the Additional Capital Commitment Units for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Plan Sponsor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.
Section 5.9 Sophistication; Investigation. Such Plan Sponsor has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Emergence Equity Units and the Additional Capital Commitment Units being acquired hereunder. Such Plan Sponsor is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act and a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Plan Sponsor understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Emergence Equity Units and the Additional Capital Commitment Units for an indefinite period of time). Such Plan Sponsor has conducted and relied on its own independent investigation of, and judgment with respect to, the Company and its Subsidiaries and the advice of its own legal, tax, economic, and other advisors. Such Plan Sponsor has considered the suitability of the Emergence Equity Units and the Additional Capital Commitment Units as an investment in light of its own circumstances and financial condition. Such Plan Sponsor agrees to furnish any additional information reasonably requested by the Company or any of its Affiliates, to the extent necessary to assure compliance with applicable securities Laws in connection with such Plan Sponsor’s purchase of the Emergence Equity Units and the Additional Capital Commitment Units hereunder.
Section 5.10 No Broker’s Fees. Such Plan Sponsor is not a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Company, for a brokerage commission, finder’s fee or like payment in connection with the Emergence Equity Units or the Additional Capital Commitment Units, or the Plan or any other transaction contemplated by the Transaction Agreements.
Section 5.11 Arm’s-Length. Such Plan Sponsor acknowledges and agrees that (a) each of the Debtors is acting solely in the capacity of an arm’s-length contractual counterparty to the Plan Sponsors with respect to the transactions contemplated hereby (including in connection with determining the terms of the Emergence Equity Purchase and the Additional Capital Commitment) and not as a financial advisor or a fiduciary to, or an agent of, such Plan Sponsor or any of its Affiliates and (b) the Company is not advising such Plan Sponsor or any of its Affiliates as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.
Section 5.12 Financial Capability. Such Plan Sponsor will have at the Closing, sufficient immediately available funds to pay the aggregate Purchase Price for all Emergence Equity Units to be purchased by such Plan Sponsor hereunder and to make all other payments required to be made by such Plan Sponsor under this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby in accordance with the terms hereof.
Section 5.13 Votable Claims and Additional Claims.
(a) As of the date hereof, such Plan Sponsor is the beneficial owner of, or the investment advisor or manager for the beneficial owner of, the aggregate principal amount of (i) Votable Claims as set forth opposite such Plan Sponsor’s name under the column titled “Votable Claims” on Schedule 3-A attached hereto and (ii) Additional Claims as set forth opposite such Plan Sponsor’s name on Schedule 3-B attached hereto.
(b) As of the date hereof, such Plan Sponsor (together with its applicable Affiliates) has the full power to vote, dispose of and compromise the aggregate principal amount of such Votable Claims and such Additional Claims.
(c) Other than this Agreement, such Plan Sponsor has not entered into any other agreement to Transfer, in whole or in part, any portion of its right, title or interest in such Votable Claims or such Additional Claims, in each case, where such Transfer, if consummated, would result in such Plan Sponsor not complying with the terms of this Agreement.

ARTICLE VI

ADDITIONAL COVENANTS
Section 6.1 Restructuring Support Obligations.
(a) From the date hereof until the earlier of the Termination Date and the Closing Date (the “Pre-Closing Period”), each of the Debtors shall negotiate in good faith with the Plan Sponsors any and all documents, agreements, certificates and instruments to be executed, filed, or entered into in connection with or pursuant to this Agreement, the Plan, the Disclosure Statement, the Chapter 11 Proceedings or the Recognition Proceedings (the “Plan-Related Documents”), including:
(i) the materials related to the solicitation of votes for the Plan pursuant to sections 1125, 1126 and 1145 of the Bankruptcy Code (the “Solicitation”);
(ii) the UPA Approval Order, Plan Solicitation Order, Confirmation Order, UPA Consummation Approval Order, any corresponding Recognition Order and any other Orders in connection with or pursuant to this Agreement, the Plan, the Disclosure Statement, the Chapter 11 Proceedings or the Recognition Proceedings;
(iii) any briefs, pleadings, motions, appendices, amendments, modifications, supplements, exhibits and schedules relating to this Agreement, the Plan, the Disclosure Statement, the Chapter 11 Proceedings or the Recognition Proceedings;
(iv) the BBVA Note Documents and their respective terms;
(v) any settlement agreement with respect to the holders of allowed General Unsecured Claims, excluding any Zochem General Unsecured Claims, and its respective terms, including any and all documentation with respect thereto;
(vi) the Reorganized Holdings Corporate Documents and any other organizational and governance documents for the reorganized Debtors, including certificates of incorporation, certificate of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements or limited partnership agreements (or equivalent governing documents), identity of proposed members of Reorganized Holdings’ and any other Debtor’s boards of directors, boards of managers, and general partners and registration rights agreements (collectively, the “Governance Documents”);
(vii) the Warrant Agreements, the Warrants, and their respective terms;
(viii) a list of Contracts (the “List of Assumed Contracts”) to be assumed pursuant to Section 365 of the Bankruptcy Code, including the amount necessary to cure any monetary default required to be cured under Section 365(b)(1) of the Bankruptcy Code with respect to such Contracts; and

(ix) such other definitive documentation relating to a recapitalization of the Debtors as is reasonably necessary to consummate the Restructuring;
provided, however, that each of the Plan-Related Documents (A) shall contain the same terms as, and be otherwise consistent with, this Agreement and the Plan, in all respects (in each case, as this Agreement and the Plan may be amended from time to time in accordance with the terms hereof), and (B) to the extent the terms of such Plan-Related Document are not set forth in this Agreement or the Plan, shall be in form and substance mutually satisfactory to the Requisite Plan Sponsors and the Company; provided, further, however, that (1) the List of Assumed Contracts shall be in form and substance satisfactory solely to the Requisite Plan Sponsors, in their sole and absolute discretion and (2) the Governance Documents shall be in form and substance satisfactory solely to the Requisite Plan Sponsors, in their sole and absolute discretion, to the extent the terms of such Governance Documents are not set forth in this Agreement or the Plan.
(b) During the Pre-Closing Period, the Company shall provide to Akin Gump Strauss Hauer & Feld LLP, on behalf of the Plan Sponsors, a copy of any Plan-Related Document (together with copies of any briefs, pleadings and motions related thereto) and a reasonable opportunity to review and comment on such Plan-Related Document (together with copies of any briefs, pleadings and motions related thereto) prior to such Plan-Related Documents, briefs, pleadings and motions being filed with the Bankruptcy Court or the Canadian Court (as applicable), including copies of the proposed motion seeking entry of the UPA Approval Order, Plan Solicitation Order, Confirmation Order and UPA Consummation Approval Order and a copy of the proposed Plan Solicitation Order or motion materials seeking any Recognition Orders by the Canadian Court, and a reasonable opportunity to review and comment on such motions and such Orders prior to such motions and such Orders being filed with the Bankruptcy Court or the Canadian Court, as applicable, and such motions and such Orders must be in form and substance consistent with the terms of this Agreement and the Plan and otherwise mutually satisfactory to the Requisite Plan Sponsors and the Company; provided, however, that neither the Company nor the Plan Sponsors are required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. Any amendments, modifications, changes or supplements to, any Plan-Related Documents, including any of the UPA Approval Order, Plan Solicitation Order, Confirmation Order, UPA Consummation Approval Order and any corresponding Recognition Orders, and any of the motions seeking entry of such Orders, shall, in each case, be in form and substance mutually satisfactory to the Requisite Plan Sponsors and the Company.
(c) During the Pre-Closing Period, the Debtors jointly and severally (subject to Section 10.1) each agree to take any and all necessary and appropriate actions, in each case, in accordance with this Agreement and the Plan, to support and further the Restructuring, including taking any and all necessary and appropriate actions to and using its respective reasonable best efforts to:
(i) obtain the entry of the Plan Solicitation Order on or prior to July 11, 2016 and cause the Plan Solicitation Order to become a Final Order (and request that such Order be effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Rules 3020 and 6004(h)

of the Bankruptcy Rules, as applicable), in each case, as soon as reasonably practicable following the filing of the motion seeking entry of such Order;
(ii) obtain a Recognition Order with respect to the Plan Solicitation Order on or prior to July 12, 2016;
(iii) as promptly as practicable following obtaining the Bankruptcy Court’s approval described in Section 6.1(c)(i) and the Canadian Court’s recognition described in Section 6.1(c)(ii), solicit votes from each holder of Votable Claims, Prepetition BBVA Debt Facility Claims, Prepetition Senior Unsecured Note Claims, Prepetition Convertible Senior Note Claims, and Prepetition BBVA Debt Facility Claims, in conjunction with the distribution of the Disclosure Statement, to accept the Plan;
(iv) obtain the entry of the UPA Approval Order on or prior to August 31, 2016 and cause the UPA Approval Order to become a Final Order (and request that such Order be effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Rules 3020 and 6004(h) of the Bankruptcy Rules, as applicable), as soon as reasonably practicable following the filing of the motion seeking entry of such Order;
(v) obtain a Recognition Order with respect to the UPA Approval Order Order on or prior to September 2, 2016;
(vi) obtain the entry of the Confirmation Order and UPA Consummation Approval Order on or prior to August 31, 2016 and cause the Confirmation Order and UPA Consummation Approval Order to each become a Final Order (and request that such Orders be effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Rules 3020 and 6004(h) of the Bankruptcy Rules, as applicable), in each case, as soon as reasonably practicable following the filing of the motion seeking entry of such Orders (for the avoidance of doubt, entry of the UPA Consummation Approval Order will be sought at the Confirmation Hearing);
(vii) obtain Recognition Orders with respect to the Confirmation Order and the UPA Consummation Approval Order on or prior to September 2, 2016;
(viii) obtain any and all required regulatory approvals and third-party approvals for the Restructuring, except where the failure to obtain such approval would not reasonably be expected to materially and adversely impair the consummation of the Restructuring or any Debtor’s operation of the business or current or currently proposed use, occupying or operation of any Debtor’s assets or properties;
(ix) subject to Section 6.13(a), not, directly or indirectly, propose, support, solicit, encourage, or participate in the formulation of any plan of reorganization or liquidation in the Chapter 11 Proceedings or otherwise other than in accordance with and in furtherance of the Plan;

(x) subject to Section 6.13(a), not file or amend any Plan-Related Documents or other Transaction Agreements, in each case, except as permitted in the forms pursuant to Section 6.1; and
(xi) consummate and cause the Effective Date to occur on or prior to September 19, 2016 in accordance with the terms of this Agreement and the Plan.
(d) Subject to the terms and conditions of this Agreement and the Plan and except as the Requisite Plan Sponsors may expressly release the Company in writing from any of the following obligations (which release may be withheld, conditioned or delayed at each such Requisite Plan Sponsor’s sole and absolute discretion) during the Pre-Closing Period, each of the Debtors:
(i) agrees to timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (A) directing the appointment of an examiner or a trustee, (B) converting any Chapter 11 Proceedings to a case under chapter 7 of the Bankruptcy Code or (C) dismissing any of the Chapter 11 Proceedings; and
(ii) agrees to timely file a formal objection to any motion filed with the Canadian Court by any Person seeking to lift the stay in the Recognition Proceedings or to convert the Recognition Proceedings to other proceedings under the CCAA or the BIA.
(e) During the Pre-Closing Period, each of the Debtors shall not, directly or indirectly, do, or permit on their behalf, the following without the consent of the Requisite Plan Sponsors:
(i) any (A) amendment, supplement, modification or waiver of any term, condition or provision under the Plan or any of the other Plan-Related Documents, in whole or in part; (B) public announcement of its intention not to pursue the Restructuring; (C) suspension or revocation of the Restructuring; or (D) execution, filing, or agreement to file any Plan-Related Document (including any modifications or amendments thereof) that, in whole or in part, is not consistent in any respect with this Agreement and the Plan;
(ii) any motion for an order from the Bankruptcy Court or Canadian Court authorizing or directing the assumption or rejection of an executory contract (including, without limitation, any Material Contract, any employment agreement or any employee benefit plan) or unexpired lease, other than in accordance with this Agreement and the Plan;
(iii) any commencement of an avoidance action or other legal proceeding that challenges the validity, enforceability or priority of the DIP Loan Debt Documents or the Prepetition Senior Secured Notes Indenture or the Prepetition Senior Secured Notes, or any Votable Claims or any other Claims held by the Plan Sponsors, except, in all cases, to the extent expressly permitted by the DIP Loan Debt Documents;

(iv) any entry into any settlement, compromise or agreement with any authorized representative of retirees or employees or a retiree committee, if any, unless such settlement, compromise or agreement is in form and substance acceptable to the Plan Sponsors; or
(v) any entry into any new agreement, contract or other arrangement, amend, supplement or otherwise modify any existing agreement, contract or other arrangement, effect any transaction or commit to enter into or otherwise effect any of the foregoing, in any such case with any affiliate of the Debtors, in each case, that involves payment of more than $250,000 in the aggregate on an annual basis.
(f) During the Pre-Closing Period, each Plan Sponsor, severally and neither jointly nor jointly and severally, (i) agrees to vote (when solicited to do so after receipt of a Disclosure Statement approved by the Bankruptcy Court and recognized by the Canadian Court and by the applicable deadline for doing so) its Votable Claims and Additional Claims in favor of the Plan (and contemporaneously with such vote, such Plan Sponsor shall not elect or opt out of any releases to be given by such Plan Sponsor in connection with its Votable Claims or Additional Claims pursuant to the terms of the Plan and the Plan-Related Documents); provided, however, that such vote (and any corresponding election) may be revoked (and, upon such revocation, deemed void ab initio) by such Plan Sponsor at any time following the Termination Date (it being understood by the Parties that any modification of the Plan that results in a termination of this Agreement pursuant to ARTICLE IX shall entitle such a Sponsor Party the opportunity to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and all Plan-Related Documents with respect to the Plan shall be consistent with this proviso); and (ii) shall not object to, or vote any of its Votable Claims or Additional Claims to reject or impede the Plan, support directly or indirectly any such objection or impediment or otherwise take any action or commence any proceeding to oppose or to seek any modification of the Plan or any Plan-Related Documents.
Section 6.2 Reasonable Best Efforts.
(a) Without in any way limiting any other obligation in this Agreement, during the Pre-Closing Period, the Debtors shall use (and shall cause their Subsidiaries and Affiliates to use), reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan.
(b) Without in any way limiting any other respective obligation of the Debtors or any Plan Sponsor in this Agreement, during the Pre-Closing Period, the Debtors shall use (and shall cause its Subsidiaries to use), and each Plan Sponsor shall use, reasonable best efforts in:
(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Party and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) defending any Legal Proceedings in any way challenging (A) this Agreement, the Plan or any other Transaction Agreement, (B) the UPA Approval Order, Plan Solicitation Order, Confirmation Order, UPA Consummation Approval Order or any corresponding Recognition Orders, or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and
(iii) working together in good faith to finalize the Reorganized Holdings Corporate Documents, Transaction Agreements and all other documents relating thereto for timely inclusion in the Plan and filing with the Bankruptcy Court and the Canadian Court.
(c) Subject to applicable Laws relating to the exchange of information and appropriate assurance of confidential treatment (and any confidentiality agreements heretofore executed among any of the Parties), the Plan Sponsors and the Company shall have the right, during the Pre-Closing Period, to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Plan Sponsors or the Company, respectively, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that neither the Company nor the Plan Sponsors are required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court.
(d) Nothing contained in this Section 6.2 shall limit the approval rights of the Plan Sponsors, including the approval rights with respect to the Plan-Related Documents provided in Section 6.1. Nothing in this Agreement shall limit the ability of any Plan Sponsor to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Proceedings or the Recognition Proceedings to the extent not inconsistent with this Agreement and the Plan.
Section 6.3 Conduct of Business.
(a) Except (i) as set forth in this Agreement or Section 6.3 of the Company Disclosure Schedule, (ii) as limited or restricted by the DIP Loan Debt Documents, (iii) as ordered by the Bankruptcy Court or prohibited by restrictions or limitations under the Bankruptcy Code on Chapter 11 debtors or (iv) with the prior written consent of Requisite Plan Sponsors, during Pre-Closing Period, each Debtor shall, and shall cause each of its Subsidiaries to carry on its business in the ordinary course in compliance with applicable Laws and use its reasonable best efforts to (A) preserve intact its business, (B) keep available the services of its officers and employees and (C) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with such Debtor or its Subsidiaries in connection with their business, in each case, in all material respects.
(b) Except (X) as set forth in this Agreement or Section 6.3 of the Company Disclosure Schedule, (Y) as ordered by the Bankruptcy Court or prohibited by restrictions or limitations under the Bankruptcy Code on Chapter 11 debtors or (Z) with the prior written consent of Requisite Plan Sponsors, during Pre-Closing Period, each Debtor shall not, and shall not permit any of its Subsidiaries to, take any of the following actions:
(i) entry into, or any amendment, modification, termination waiver, supplement or other change to, any employment agreement to which the Company or any of its Subsidiaries is a party or any assumption of any such employment agreement in connection with the Chapter 11 Proceedings;
(ii) other than as required by this Agreement or the Plan, any amendment or proposal to amend of its respective certificates or articles of incorporation, bylaws or comparable organizational documents;
(iii) enter into any Contract which would constitute a Material Contract (other than in the ordinary course of business), or violate, amend or otherwise modify or waive (other than in the ordinary course of business) any of the terms of any Material Contract;
(iv) any split, combination or reclassification of any of its respective capital stock, limited liability company interests, partnership interests or other equity, ownership or profits interests, and any options, warrants, conversion privileges or rights of any kind to acquire any capital stock, limited liability company interests, partnership interests or other equity, ownership or profits interests (collectively, “Equity Interests”), or any declaration, set aside or payment of any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of their respective Equity Interests;
(v) any redemption, purchase or acquisition or any offer to acquire any of the respective Equity Interests;
(vi) any sale (including, but not limited to, any sale leaseback transaction), lease, mortgage, pledge, grant or incurrence of any encumbrance on, or otherwise transfer of, any properties or asset, including any Equity Interests, other than sales or disposals of properties or assets having an aggregate fair market value with all other sales of the properties and assets not in excess of $250,000 or in the ordinary course of business;
(vii) any purchase, lease or other acquisition (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) of any assets or properties, other than assets or properties having an aggregate fair market value with all other sales of the properties and assets not in excess of $250,000 in the ordinary course of business;
(viii) any (A) purchase or acquisition of any indebtedness, debt securities or equity securities of any Person, or (B) loan or advance to, or investments in, any Person, other than in the ordinary course of business;
(ix) any merger with or into, or consolidation or amalgamation with, any other Person, (in one transaction or a series of transactions and regardless of the survivor or merging party);

(x) any material change in its respective financial or tax accounting methods, except insofar as may be required by GAAP or applicable Law;
(xi) any entry into any commitment or agreement with respect to debtor-in-possession financing, cash collateral and/or exit financing, other than the DIP Loan Debt Documents or any of the other credit facilities contemplated by this Agreement and, in each case, other than in connection with the DIP Loan being, or after the DIP Loan has been, repaid in cash in full in accordance with the terms of the DIP Loan Debt Documents and in accordance with the terms of the Final DIP Order (as defined in the Plan);
(xii) any (A) hiring, after the date hereof, of any officer or employee whose aggregate annual compensation will exceed $100,000, (B) entry into, adoption or amendment of any collective bargaining agreements, works council or similar agreement with any labor union or labor organization representing employees; or (C) entry into, adoption or amendment of any management compensation or incentive plans, or increase in any manner the compensation or benefits (including severance) of any director, officer or management level employee;
(xiii) any incurrence or assumption or permitting or suffering to exist any Indebtedness, except (A) Indebtedness and guarantees of Indebtedness outstanding on the date hereof, (B) trade payables and operating liabilities arising and incurred in the ordinary course of business consistent with past practices, and (C) as permitted by the DIP Loan Debt Documents;
(xiv) the creation of any liens or security interests in or on any of their respective assets or properties (tangible or intangible), except (A) liens or security interests in existence on the date hereof, and (B) Liens or security interests that secure obligations under the DIP Loan or as otherwise permitted by the DIP Loan Debt Documents;
(xv) any settlement or agreement to settle or compromise any litigation or other action pending or threatened that would require a party to pay an amount in excess of $250,000 or that would reasonably be expected to result in material restrictions upon the business or operations; or
(xvi) any entry into any new agreement, contract or other arrangement; amend, supplement or otherwise modify any existing agreement, contract or other arrangement; effect any transaction; or commit to enter into or otherwise effect any of the foregoing, in each case, with respect to any of the actions contemplated by the foregoing clauses (i) through (xv).
(c) Except as otherwise provided in this Agreement, nothing in this Agreement shall give the Plan Sponsors, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision of the business of the Company and its Subsidiaries.

Section 6.4 Access to Information; Confidentiality.
(a) Subject to applicable Law and appropriate assurance of confidential treatment (including Section 6.4(b) and any confidentiality agreements heretofore executed among any of the Parties), upon reasonable notice prior to the Closing Date, the Company shall (and shall cause its Subsidiaries to) afford the Plan Sponsors and their Representatives upon request reasonable access, during normal business hours and without unreasonable disruption or interference with the Company’s and its Subsidiaries’ business or operations, to the Company’s and its Subsidiaries’ employees, properties, books, Contracts and records and, prior to the Closing Date, the Company shall (and shall cause its Subsidiaries to) furnish promptly to such parties all reasonable information concerning the Company’s and its Subsidiaries’ business, properties and personnel as may reasonably be requested by any such party; provided, however, that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company or any of its Subsidiaries to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its reasonable best efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (b) to disclose any legally privileged information of the Company or any of its Subsidiaries, or (c) to violate any applicable Laws; provided, further, however, that the Company shall deliver to the Plan Sponsors a schedule setting forth a description of any requested information not provided to the Plan Sponsors pursuant to clauses (a) through (c) above (in each case, to the extent the provision of such description would not itself conflict with the matters contemplated by clauses (a) through (c)). All requests for information and access made in accordance with this Section 6.4 shall be directed to the Company's Chief Restructuring Officer, Lazard Middle Market LLC or Kirkland &Ellis LLP or such Person as may be designated by the Company's Chief Restructuring Officer, Lazard Middle Market LLC or Kirkland &Ellis LLP.
(b) Each Plan Sponsor acknowledges that, by virtue of its right of access hereunder, such Plan Sponsor may become privy to confidential and other information of the Debtors and any such confidential information shall be held confidential by, and not disclosed or used by, such Plan Sponsor and its Representatives in accordance with, and solely to the extent constituting confidential information (or a similar term) under, such Plan Sponsor’s existing confidentiality agreements with any of the Debtors (including the DIP Loan Debt Documents and any applicable Prepetition Debt Documents).
Section 6.5 Transfers and Acquisitions of Claims.
(a) No Plan Sponsor may Transfer any of its Votable Claims or Additional Claims other than (i) to another Plan Sponsor, (ii) to any party that signs a Joinder Agreement, (iii) to any Affiliated Fund or (iv) to an Ultimate Purchaser (in each case, the “Transferee Plan Sponsor”); provided, however, that the Plan Sponsor (the “Transferring Plan Sponsor”) Transferring such Claims must also Transfer a pro rata portion of its Emergence Equity Purchase to such Transferee Plan Sponsor and such Transferee Plan Sponsor shall agree in writing to be responsible for such Transferred portion of the Emergence Equity Purchase; provided, further, however, that no such Transfer shall relieve such Transferring Plan Sponsor of its obligations under this Agreement, in the event that the Transferee Plan Sponsor fails to purchase its applicable Purchase Percentage of the Emergence Equity Units. Any purported Transfer of Votable Claims or Additional Claims not in accordance with this Section 6.5 will be void ab initio.

(b) In the event a Plan Sponsor set forth on Schedule 1 as of the date hereof Transfers any of its Votable Claims on or prior to July 22, 2016, to a Plan Sponsor set forth on Schedule 2 as of the date hereof (or any Affiliate or investor or limited partner with respect to such Plan Sponsor or Affiliate) and such Transferring Plan Sponsor was not set forth on Schedule 2 as of the date hereof then each of the Plan Sponsors agrees to reallocate their Purchase Percentages and resulting Emergence Equity Units set forth on Schedule 2 such that their Purchase Percentages and resulting Emergence Equity Units are calculated pro rata (calculated based on the percentage resulting from each Plan Sponsor’s (collectively with its Affiliates and any investors or limited partners with respect to such Plan Sponsor or Affiliates) respective Votable Claims divided by the total amount of all Votable Claims of all Plan Sponsors set forth on Schedule 2). Any such reallocation shall not require any consent or approval of any Party.
(c) This Agreement shall in no way be construed to preclude any Plan Sponsor from acquiring additional Claims under the Prepetition Debt Documents, including any Prepetition Macquarie Facility Claims, Prepetition Convertible Senior Note Claims, Votable Claims, Prepetition Senior Unsecured Note Claims, or Prepetition BBVA Facility Claims; provided, however, that any such additional Claims shall automatically be deemed to be subject to all of the applicable terms of this Agreement, including Section 6.1. Each Plan Sponsor agrees to provide to counsel for the Debtors notice of the acquisition of any such additional claims within two (2) Business Days of the consummation of the transaction acquiring such additional Claims, in addition to any notices or other documents required under each of the Prepetition Debt Documents and the DIP Loan Debt Documents.
Section 6.6 New Board of Directors. On the Closing Date, the composition of the board of directors of Reorganized Holdings shall be as described in the Plan.
Section 6.7 Reorganized Holdings Corporate Documents. The Plan will provide that, on the Closing Date, Reorganized Holdings and each holder of New Common Equity shall become a party to the New Limited Liability Company Agreement, which New Limited Liability Company Agreement shall be the form attached hereto as Exhibit D and shall be executed by each of the Plan Sponsors. No Plan Sponsor shall be required to execute the signature page to any applicable Reorganized Holdings Corporate Document or similar agreement and any Plan Sponsor who does not execute such applicable Reorganized Holdings Corporate Document or similar agreement shall be automatically deemed to have accepted the terms of such applicable Reorganized Holdings Corporate Document or similar agreement (in their capacity as parties to such applicable Reorganized Holdings Corporate Document or similar agreement, as applicable) and to be parties thereto without further action. Any such applicable Reorganized Holdings Corporate Document or similar agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding and enforceable in accordance with its terms, and each Plan Sponsor shall be bound thereby. The Company shall file the form of New Limited Liability Company Agreement with the Bankruptcy Court as part of the Plan.
Section 6.8 Form D and Blue Sky. The Company shall timely file a Form D with the SEC with respect to the Emergence Equity Units issued hereunder to the extent required under Regulation D of the Securities Act and shall provide, upon request, a copy thereof to each Plan Sponsor. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Emergence Equity Units issued hereunder for, sale to the Plan Sponsors at the Closing Date pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable jurisdictions in Canada, and shall provide evidence of any such action so taken to the Plan Sponsors on or prior to the Closing Date. The Company shall timely make all filings and reports relating to the offer and sale of the Emergence Equity Units issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.8.
Section 6.9 No Integration; No General Solicitation. Neither the Company nor any of its “affiliates” (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Emergence Equity Units or the Additional Capital Commitment Units in a manner that would require registration of the New Common Equity to be issued by the Company on the Closing Date under the Securities Act. None of the Company or any of its affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) or any other Person acting on its or their behalf will solicit offers for, or offer or sell, any Emergence Equity Units or Additional Capital Commitment Units by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.
Section 6.10 DTC Eligibility. The Company shall use reasonable best efforts to promptly make, when applicable from time to time after the Closing, all Unlegended Units eligible for deposit with The Depository Trust Company. “Unlegended Units” means any units of New Common Equity acquired by the Plan Sponsors (including any Related Purchaser or Ultimate Purchaser) pursuant to this Agreement and the Plan, including all units issued to the Plan Sponsors pursuant to this Agreement, that do not require, or are no longer subject to, the Legend.
Section 6.11 Use of Proceeds. The Debtors will apply the proceeds from the exercise of the Subscription Rights and the sale of the Emergence Equity Units for the purposes identified in the Disclosure Statement and the Plan.
Section 6.12 Unit Legend. Each certificate evidencing Emergence Equity Units that are issued hereunder, and each certificate issued in exchange for or upon the Transfer of any such units, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such Emergence Equity Units are uncertificated, such units shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Company or agent and the term “Legend” shall include such restrictive notation. The Company shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such Emergence Equity Units (or the Company’s stock records, in the case of uncertified units) at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such units may be sold under Rule 144. The Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply.
Section 6.13 Alternative Transactions; Fiduciary Duties.
(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (i) each Debtor and each of their respective directors, officers, and members, each in its capacity as a director, officer, or member of such Debtor, as applicable, shall immediately cease and terminate any ongoing solicitations, discussions and negotiations with any Person (including any Plan Sponsor) with respect to any Alternative Transaction and (ii) no Debtor nor any of their respective directors, officers, or members, each in its capacity as a director, officer, or member of such Debtor, as applicable, shall, directly or indirectly, initiate or solicit any inquiries or the making of any proposal or offer relating to an Alternative Transaction, engage or participate in any discussions or negotiations, or provide any non-public information to any Person (including any Plan Sponsor), with respect to an Alternative Transaction. Notwithstanding the foregoing sentence, from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, (A) the Company and its Subsidiaries shall comply with, and shall be permitted to comply with, the terms of the Exclusivity Order and nothing in this Section 6.13 shall restrict or prohibit such compliance and (B) if (1) the Company or any of its Subsidiaries receives a bona fide, written unsolicited proposal or offer for an Alternative Transaction (an “Alternative Transaction Proposal”) from any Person (including any Plan Sponsor) that did not result from a breach of the obligations of this Section 6.13(a) and (2) the Board of Directors of the Company (the “Company Board”) has determined in good faith, after consultation with its outside counsel and independent financial advisor, that such Alternative Transaction Proposal constitutes, or is reasonably likely to lead to or result in, a Superior Proposal, the Company and its Subsidiaries may, in response to such Alternative Transaction Proposal: (x) furnish non-public information in response to a request therefor by such Person if such Person has executed and delivered to the Company a confidentiality agreement on customary terms if the Company also promptly (and in any event within twenty-four (24) hours after the time such information is provided to such Person) makes such information available to the Plan Sponsors, to the extent not previously provided to the Plan Sponsors; and (y) engage or participate, or instruct and direct their respective representatives to engage or participate, in discussions and negotiations with such Person regarding such Alternative Transaction Proposal.
(b) The Debtors shall notify the Plan Sponsors promptly (and, in any event, within twenty-four (24) hours) if any Alternative Transaction is received by and in connection therewith any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or its Subsidiaries or their respective representatives, which notice shall indicate the identity of the parties and the material terms and conditions of such Alternative Transaction Proposal (including, if applicable, copies of any written inquiries, requests, proposals or offers, including any proposed agreements) and, thereafter, the Company shall keep the Plan Sponsors reasonably informed of the status and material terms of such Alternative Transaction Proposal (including any material amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s or its Subsidiaries’ intentions as previously notified. None of the Debtors or any of their Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to the Plan Sponsors.
(c) Subject to the Debtors’ compliance with this Section 6.13, prior to the earlier of the occurrence of the Closing and the termination of this Agreement in accordance with its terms, the Company Board may approve an Alternative Transaction Proposal that was not the result of a breach of this Section 6.13 that the Company Board has determined in good faith, after consultation with its outside legal counsel and its independent financial advisor, constitutes a Superior Proposal, if and only if, (i) prior to taking such action the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary or other duties under applicable Law and (ii) the Company Board notifies the Plan Sponsors in writing at least forty-eight (48) hours in advance and prior to taking such action that it intends to take such action or that the Company intends to terminate this Agreement pursuant to Section 9.1(f), which notice shall specify the identity of the Person making such Alternative Transaction Proposal and all of the material terms and conditions of such Alternative Transaction Proposal and attach the most current version of any proposed transaction agreement (and any related agreements) providing for such Alternative Transaction Proposal); provided, however, that such forty-eight (48) hours’ notice shall be given again in the event of any revision to the financial terms or any other material terms of such Alternative Transaction Proposal and (iii) on the date of such termination pursuant to Section 9.1(f), the Debtors shall pay the Termination Fee and repay the DIP Loan in full in cash.
(d) With respect to any Alternative Transaction that is premised, whether directly or indirectly, on one or more asset sales under Section 363 of the Bankruptcy Code or pursuant to a chapter 11 plan, each Plan Sponsor and/or the respective agents under the Prepetition Senior Secured Notes Indenture (including the Collateral Agent under and as defined in the Prepetition Senior Secured Notes Indenture) shall (in the manner provided for in the Prepetition Senior Secured Notes Indenture and the Prepetition Senior Secured Notes) have the right to “credit bid” (whether pursuant to Section 363(k) of the Bankruptcy Code or otherwise) all (or such lesser portion as they may determine under the Prepetition Senior Secured Notes Indenture and the Prepetition Senior Secured Note) of the obligations under the Prepetition Senior Secured Notes Indenture (including all principal, premium, interest (at the default rate to the extent applicable under the Prepetition Senior Secured Notes Indenture and Prepetition Senior Secured Notes and irrespective of whether permissible under the Bankruptcy Code), penalties, fees, charges, expenses, indemnifications, reimbursements, damages, and all other amounts and liabilities payable under the Prepetition Senior Secured Notes Indenture and the Prepetition Senior Secured Notes), the principal amount of which shall be no less than $205,000,000 as of the Petition Date, notwithstanding any provision of the Bankruptcy Code or any applicable Law (including Section 363(k) of the Bankruptcy Code to the extent permitted by the terms of the DIP Loan Debt Documents and in accordance with the terms of the Final DIP Order (as defined in the Plan)) to the contrary, subject only to any applicable term or condition of the Prepetition Senior Secured

Notes Indenture, to the extent that such term or condition is found to be enforceable. The UPA Approval Order shall provide for the foregoing.
Section 6.14 Administrative Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims. The Debtors shall deliver an estimate of the amount of Allowed Administrative Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims (each as defined in the Plan and which shall include any liabilities under or with respect to any Company Plan or any Foreign Company Plan), in each case, excluding any DIP Claims (as defined in the Plan) or any fees, expenses or indemnities due or payable pursuant to this Agreement or the DIP Loan Debt Documents (other than any Expense Reimbursement) on or before ten (10) Business Days before the anticipated Closing, which estimate will be prepared in good faith and require the consent of the Requisite Plan Sponsors (such estimate, the “Estimate of Allowed Specified Claims”).
ARTICLE VII

CONDITIONS TO THE CLOSING
Section 7.1 Conditions to the Obligation of the Plan Sponsors. The obligations of each Plan Sponsor to consummate the Closing shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions:
(a) UPA Approval Order. The Bankruptcy Court shall have entered the UPA Approval Order, and such Order shall be a Final Order.
(b) Recognition of UPA Approval Order. The Canadian Court shall have granted Recognition Orders with respect to the UPA Approval Order, and such Order shall be a Final Order.
(c) Plan Solicitation Order. The Bankruptcy Court shall have entered the Plan Solicitation Order, and such Order shall be in full force and effect.
(d) Recognition of Plan Solicitation Order. The Canadian Court shall have granted a Recognition Order with respect to the Plan Solicitation Order, and such Order shall be in full force and effect.
(e) UPA Consummation Approval Order. The Bankruptcy Court shall have entered the UPA Consummation Approval Order (which may be the Confirmation Order), and such Order shall be a Final Order.
(f) Recognition of UPA Consummation Approval Order. The Canadian Court shall have granted a Recognition Order with respect to the UPA Consummation Approval Order, and such Order shall be a Final Order.
(g) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such Order shall be a Final Order.

(h) Recognition of Confirmation Order. The Canadian Court shall have granted a Recognition Order with respect to the Confirmation Order, and such Order shall be a Final Order.
(i) Plan. The Company and all of the other Debtors shall have complied, in all respects, with the terms of the Plan that are to be performed by the Company and the other Debtors on or prior to the Effective Date.
(j) Additional Capital Commitment. The Additional Capital Commitment shall have been conducted, in all material respects, in accordance with the terms of this Agreement, and the Expiration Time shall have occurred.
(k) Conditions to the Plan. The conditions to the occurrence of the Effective Date of the Plan set forth in the Plan and the Confirmation Order shall have been satisfied or, with the prior written consent of the Requisite Plan Sponsors, waived in accordance with the terms thereof and the Plan and the Confirmation Order and the Effective Date of the Plan shall have occurred.
(l) Reorganized Holdings Corporate Documents. The Reorganized Holdings Corporate Documents shall duly have become in full force and effect in accordance with the Plan.
(m) Expense Reimbursement. The Debtors shall have paid all Expense Reimbursement accrued through the Closing Date pursuant to Section 3.1.
(n) DIP Loan Event of Default. No DIP Loan Event of Default shall exist and be continuing.
(o) Consents. All governmental and third-party notifications, filings, consents, waivers and approvals set forth on Schedule 4 and required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.
(p) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement nor shall any Governmental Entity have alleged or asserted that the transactions contemplated by this Agreement are subject to any waiting periods pursuant to or under, or require any filings with or review by any Antitrust Authorities pursuant to or under, any Antitrust Laws (nor shall any Order have been enacted, adopted or issued by any Governmental Entity confirming such an allegation or assertion or otherwise imposing any such waiting periods or review).
(q) Representations and Warranties.
(i) The representations and warranties of the Debtors contained in Sections 4.2, 4.3, 4.4, 4.5, 4.6(b), and 4.28 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date after giving effect to the Plan with the same effect as if made at and as of such date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii) The other representations and warranties of the Debtors contained in ARTICLE IV shall be true and correct in all material respects (disregarding all materiality or Material Adverse Effect qualifiers) at and as of the date hereof and as of the Closing Date with the same effect as if made at and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).
(r) Covenants. The Debtors shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.
(s) Material Adverse Effect. Since September 30, 2015, there shall not have occurred, and there shall not exist, a Material Adverse Effect.
(t) Officer’s Certificate. The Plan Sponsors shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 7.1(q), (r) and (s) have been satisfied.
(u) Amount of Claims. The Debtors shall have delivered the Estimate of Allowed Specified Claims on or before ten (10) Business Days before the anticipated Closing and the amount of Administrative Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims (each as defined in the Plan and which shall include any liabilities under or with respect to any Company Plan or any Foreign Company Plan) reasonably estimated to be Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Tax Claims, and Allowed Other Secured Claims (each as defined in the Plan and which shall include any liabilities under or with respect to any Company Plan or any Foreign Company Plan), but excluding any DIP Claims or any fees, expenses or indemnities due or payable pursuant to this Agreement or the DIP Loan Debt Documents (other than any Expense Reimbursement), by the Company and as set forth in the Estimate of Allowed Specified Claims shall be less than $65,500,000.00, in the aggregate.
Section 7.2 Waiver of Conditions to Obligation of Plan Sponsors. All or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Plan Sponsors by a written instrument executed by the Requisite Plan Sponsors in their sole discretion and if so waived, all Plan Sponsors shall be bound by such waiver.
Section 7.3 Conditions to the Obligation of the Company. The obligation of the Company to consummate the Closing is subject to (unless waived by the Company) the satisfaction of each of the following conditions:
(a) UPA Approval Order. The Bankruptcy Court shall have entered the UPA Approval Order.
(b) Recognition of UPA Approval Order. The Canadian Court shall have granted a Recognition Order with respect to the UPA Approval Order, and such Order shall be a Final Order.

(c) Plan Solicitation Order. The Bankruptcy Court shall have entered the Plan Solicitation Order, and such Order shall be in full force and effect.
(d) Recognition of Plan Solicitation Order. The Canadian Court shall have granted a Recognition Order with respect to the Plan Solicitation Order, and such Order shall be in full force and effect.
(e) UPA Consummation Approval Order. The Bankruptcy Court shall have entered the UPA Consummation Approval Order (which may be the Confirmation Order).
(f) Recognition of UPA Consummation Approval Order. The Canadian Court shall have granted a Recognition Order with respect to the UPA Consummation Approval Order, and such Order shall be in full force and effect.
(g) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order.
(h) Recognition of Confirmation Order. The Canadian Court shall have granted a Recognition Order with respect to the Confirmation Order, and such Order shall be in full force and effect.
(i) Conditions to the Plan. The conditions to the occurrence of the Effective Date of the Plan set forth in the Plan and the Confirmation Order shall have been satisfied or, with the prior written consent of the Requisite Plan Sponsors, waived in accordance with the terms thereof and the Plan and the Confirmation Order and the Effective Date of the Plan shall have occurred.
(j) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement nor shall any Governmental Entity have alleged or asserted that the transactions contemplated by this Agreement are subject to any waiting periods pursuant to or under, or require any filings with or review by any Antitrust Authorities pursuant to or under, any Antitrust Laws (nor shall any Order have been enacted, adopted or issued by any Governmental Entity confirming such an allegation or assertion or otherwise imposing any such waiting periods or review).
(k) Representations and Warranties. The representations and warranties of each Plan Sponsor contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date with the same effect as if made at and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).
(l) Covenants. The applicable Plan Sponsor shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.
(m) Subscription Escrow Account. The Subscription Escrow Account shall be funded in accordance with this Agreement in cash in an amount equal to the full Purchase Price for all Emergence Equity Units.

Section 7.4 Frustration of Closing Conditions. Neither any of the Plan Sponsors nor the Company may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied to prevent the Closing from occurring, if such failure was caused by such Party’s failure to comply with the terms of this Agreement.
Section 7.5 Waiver of Conditions. Following the occurrence of the Closing, any condition set forth in this ARTICLE VII that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing, in each case, absent fraud.
ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION
Section 8.1 Indemnification Obligations. Following the entry of the UPA Approval Order and the Recognition Order applicable thereto, the Company and the other Debtors (the “Indemnifying Parties” and each an “Indemnifying Party”) shall, jointly and severally (subject to Section 10.1), indemnify and hold harmless each Plan Sponsor, its Affiliates, shareholders, members, partners and other equity holders, general partners, managers and its and their respective Representatives, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, Liabilities and costs and expenses (other than Taxes of the Plan Sponsors except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding relating to this Agreement, the Plan, the Chapter 11 Proceedings, the Recognition Proceedings, and the transactions contemplated hereby and thereby, including, the Emergence Equity Purchase, the Additional Capital Commitment or the use of the proceeds of the sale of the Emergence Equity Units or the Additional Capital Commitment Units, or any breach by the Debtors of this Agreement, or the negotiation and documentation of the Plan regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable (subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, however, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Plan Sponsor and its Related Parties, caused by a Plan Sponsor Default by such Plan Sponsor (as found by a final, non-appealable judgment of a court of competent jurisdiction), or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, however, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this ARTICLE VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel acceptable to such Indemnified Person; provided, however, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required) and that all such expenses shall be reimbursed as they occur), (ii) the Indemnifying Party shall not have employed counsel acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Indemnified Claims, (iii) the Indemnifying Party shall have failed or is failing to defend such claim, and is provided written notice of such failure by the Indemnified Person and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Company and its Subsidiaries.
Section 8.3 Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, the provisions of this ARTICLE VIII. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons with respect to any Plan Sponsor, on the other hand, shall be deemed to be in the same proportion as the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Emergence Equity Units contemplated by this Agreement and the Plan bears to such Plan Sponsor’s Purchase Percentage of the aggregate Purchase Price. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim except to the extent (a) as to a Defaulting Plan Sponsor and its Related Parties, caused by a Plan Sponsor Default by such Plan Sponsor (as found by a final, non-appealable judgment of a court of competent jurisdiction), or (b) found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.
Section 8.5 Treatment of Indemnification Payments. All amounts paid by the Indemnifying Party to an Indemnified Person under this ARTICLE VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes. The provisions of this ARTICLE VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Plan Sponsors would not have entered into this Agreement, and the obligations of the Company under this ARTICLE VIII shall constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and the Company may comply with the requirements of this ARTICLE VIII without further Order of the Bankruptcy Court.
Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE I

TERMINATION
Section 9.1 Termination Rights. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:
(a) by mutual written consent of the Company and the Requisite Plan Sponsors;
(b) by the Company by written notice to counsel to the Plan Sponsors or by the Requisite Plan Sponsors by written notice to the Company if any Law or Order shall have been enacted, adopted or issued by any Governmental Entity and remains in effect that prohibits the implementation of the Plan or the transactions contemplated by this Agreement or the other Transaction Agreements;
(c) by the Requisite Plan Sponsors upon written notice to the Company if:
(i) the Bankruptcy Court has not entered the Plan Solicitation Order on or prior to 5:00 p.m., New York City time on July 11, 2016, in form and substance mutually satisfactory to the Requisite Plan Sponsors and the Company;
(ii) the Canadian Court has not granted a Recognition Order with respect to the Plan Solicitation Order on or prior to 5:00 p.m., New York City time on July 12, 2016
(iii) the Bankruptcy Court has not entered the UPA Approval Order on or prior to 5:00 p.m., New York City time on August 31, 2016, in form and substance mutually satisfactory to the Requisite Plan Sponsors and the Company;
(iv) the Canadian Court has not granted a Recognition Order with respect to the UPA Approval Order on or prior to 5:00 p.m., New York City time on September 2, 2016;
(v) the Bankruptcy Court has not entered the Confirmation Order and UPA Consummation Approval Order on or prior to 5:00 p.m., New York City time on August 31, 2016, in each case, in form and substance mutually satisfactory to the Requisite Plan Sponsors and the Company;
(vi) the Canadian Court has not granted the Recognition Order with respect to the Confirmation Order and granted the UPA Recognition Order on or prior to 5:00 p.m., New York City time on September 2, 2016;
(vii) if the Effective Date has not occurred on or prior to 5:00 p.m., New York City time on September 19, 2016 in accordance with the terms of this Agreement and the Plan;
(viii) any of the UPA Approval Order, UPA Consummation Approval Order, Plan Solicitation Order, Confirmation Order, any corresponding Recognition Order or any Order of the

Bankruptcy Court or the Canadian Court approving the DIP Loan is reversed, stayed, dismissed, vacated, reconsidered or is modified or amended after entry without the prior written consent of the Requisite Plan Sponsors and the Company;
(ix) any of this Agreement, DIP Loan Debt Documents, Disclosure Statement, Plan or any documents related to the Plan, including notices, exhibits or appendices, or any of the other Plan-Related Documents is amended or modified without the prior written consent of the Requisite Plan Sponsors and the Company; or
(x) either (A) the Requisite Plan Sponsors determine in good faith and in consultation with the Debtors, that the amount of Administrative Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims (each as defined in the Plan and which shall include any liabilities under or with respect to any Company Plan or any Foreign Company Plan), but excluding any DIP Claims or any fees, expenses or indemnities due or payable pursuant to this Agreement or the DIP Loan Debt Documents (other than any Expense Reimbursement), exceed $65,500,000.00, in the aggregate, or (B) the amount of Administrative Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims (each as defined in the Plan and which shall include any liabilities under or with respect to any Company Plan or any Foreign Company Plan), but excluding any DIP Claims or any fees, expenses or indemnities due or payable pursuant to this Agreement or the DIP Loan Debt Documents (other than any Expense Reimbursement), set forth in the Estimate of Allowed Specified Claims exceed $65,500,000.00, in the aggregate;
(d) by the Requisite Plan Sponsors upon written notice to the Company if:
(i) the Company or any of the other Debtors file any motion, application or adversary proceeding challenging the validity, enforceability, perfection or priority of or seeking avoidance of the Liens securing the obligations referred to in the Prepetition Senior Secured Notes Indenture or the documents related thereto or any other cause of action against and/or seeking to restrict the rights of holders of Prepetition Senior Secured Notes in their capacity as such, or the prepetition Liens securing the Prepetition Senior Secured Notes (or if the Company or any of the Debtors support any such motion, application or adversary proceeding commenced by any third party or consents to the standing of any such third party), in all cases, other than as expressly permitted under the DIP Loan Debt Documents;
(ii) the Company or the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement, or any such representation and warranty shall have become inaccurate after the date hereof, and, in each case, such breach or inaccuracy would, individually or in the aggregate with other such breaches or inaccuracies, if continuing on the Closing Date, result in a failure of any condition set forth in Sections 7.1(q), 7.1(r) or 7.1(s) being satisfied and such breach or inaccuracy is not cured by the Company or the other Debtors by the earlier of (A) the tenth (10th) Business Day after the giving of notice thereof to the Company by the Requisite Plan Sponsors and (B) the third (3rd) Business Day prior to the Outside Date;

(iii) the Company or the Debtors shall have filed or entered into any Transaction Agreement, including any Plan-Related Document, without the required approval of the Requisite Plan Sponsors pursuant hereto;
(iv) (A) a DIP Loan Event of Default has occurred and is continuing unwaived, (B) an acceleration of the obligations or termination of the DIP Loan, including the commitments thereunder, has occurred, (C) the termination or revocation of any interim or final debtor in possession financing Order and/or cash collateral Order entered in the Chapter 11 Proceedings with respect to the DIP Loan has occurred or (D) a modification or amendment of any interim or final debtor in possession financing Order and/or cash collateral Order entered in the Chapter 11 Proceedings or the Recognition Proceedings with respect to the DIP Loan that is not satisfactory to the Requisite Plan Sponsors, in their sole and absolute discretion, in each case of (A), (B), (C) and (D), other than in connection with the DIP Loan being, or after the DIP Loan has been, repaid in cash in full in accordance with its terms;
(v) (A) any of the Chapter 11 Proceedings shall have been dismissed or converted to a chapter 7 case; (B) a chapter 11 trustee with plenary powers or an examiner with enlarged powers relating to the operation of the businesses of the Debtors beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Chapter 11 Proceedings or the Debtors shall file a motion or other request for such relief or (C) the Recognition Proceedings shall have been dismissed or the stay granted therein shall be lifted or the proceedings shall be continued as proceedings under the BIA or other proceedings under the CCAA;
(vi) there shall have occurred a Material Adverse Effect; or
(vii) (A) the Bankruptcy Court approves or authorizes an Alternative Transaction at the request of any party in interest, (B) the Debtors or any of their Subsidiaries approve or enter into any Contract or written agreement in principle providing for the consummation of any Alternative Transaction (such Contract or written agreement in principle, an “Alternative Transaction Agreement”) or (C) any Debtor or any of its Subsidiaries breaches Section 6.13.
(e) automatically without further action or notice by any Party if the Closing Date has not occurred by 5:00 p.m., New York City time on September 19, 2016, unless prior thereto the Effective Date occurs (the “Outside Date”); provided, however, that the Outside Date may be waived or extended pursuant to Section 10.10 and Section 10.12; or
(f) by the Company upon written notice to counsel to the Plan Sponsors if:
(i) subject to the right of the Plan Sponsors to arrange an Plan Sponsor Replacement in accordance with Section 2.3(a), if any Plan Sponsor Default shall have occurred; or
(ii) any Plan Sponsor shall have breached any representation, warranty, covenant or other agreement made by such Plan Sponsor in this Agreement (other than a Plan Sponsor Default)

or any such representation and warranty shall have become inaccurate after the date hereof, and, in each case, such breach or inaccuracy would, individually or in the aggregate with other such breaches or inaccuracies, if continuing on the Closing Date, result in a failure of a condition set forth in Section 7.3(k) or Section 7.3(l) being satisfied and such breach or inaccuracy is not cured by such Plan Sponsor by the earlier of (A) the tenth (10th) Business Day after the giving of notice thereof to such Plan Sponsor by the Company and (B) the third (3rd) Business Day prior to the Outside Date;
(iii) any Debtor or any of their Subsidiaries enters into any Alternative Transaction Agreement or the Bankruptcy Court approves or authorizes an Alternative Transaction at the request of the Debtors or any of its Subsidiaries or the Company Board approves an Alternative Transaction Proposal in accordance with Section 6.13(c); provided, however, that the Debtors may only terminate this Agreement pursuant to this Section 9.1(f)(iii) if the Debtors and the Subsidiaries have not breached any of their obligations under Section 6.13 and, concurrently with such termination, the Company pays the Termination Fee and repays the DIP Loan in full in cash to the Plan Sponsors pursuant to Section 9.2(b)(ii);
provided, however, that neither the Company nor the Requisite Plan Sponsors shall have the right to terminate this Agreement pursuant to Sections 9.1(c), 9.1(d) (other than Sections 9.1(d)(v), 9.1(d)(vi) and 9.1(d)(vii)) or 9.1(f)(i)) if the Company or any Plan Sponsor, respectively, is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in, or has been a cause of, the failure of any condition set forth in Section 7.1 or Section 7.3, respectively, being satisfied.
Section 9.2 Effect of Termination.
(a) Upon termination of this Agreement pursuant to Section 9.1 (such date of termination, the “Termination Date”), this Agreement shall forthwith become void ab initio and there shall be no further obligations or liabilities on the part of the Debtors or the Plan Sponsors; provided, however, that (i) the obligations of the Debtors to pay the Expense Reimbursement pursuant to ARTICLE III (other than in the case of termination pursuant to Section 9.1(f)(i), in which case such obligations to pay the Expense Reimbursement will not survive), to satisfy their indemnification obligations pursuant to ARTICLE VIII and to pay the Termination Fee pursuant to this ARTICLE IX shall survive the termination of this Agreement indefinitely and shall remain in full force and effect to the extent applicable by the terms of this Agreement; (ii) ARTICLE X shall survive the termination of this Agreement in accordance with its terms and (iii) subject to Section 10.13, nothing in this Section 9.2 shall relieve any Party from liability for its willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” shall mean a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.
(b) The Debtors shall make payments to the Plan Sponsors or their designees based upon their respective Purchase Percentages, by wire transfer of immediately available funds to such accounts as the Requisite Plan Sponsors may designate, if this Agreement is terminated as follows:

(i) if this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(c) or Section 9.1(d) prior to the Closing Date, then the Debtors shall pay the sum of $7,500,000 and the amount of any Expense Reimbursement then outstanding (collectively, the “Termination Fee”) on or prior to the second (2nd) Business Day following such termination in cash;
(ii) if this Agreement shall be terminated pursuant to Section 9.1(f)(iii), then the Debtors shall pay the Termination Fee and shall repay the DIP Loan in full in cash simultaneously with such termination;
(iii) if this Agreement shall be terminated prior to the Closing Date pursuant to Section 9.1(e), and, within twelve (12) months after the date of such termination, any of the Debtors executes a definitive agreement with respect to, or consummates, an Alternative Transaction, then the Company shall pay the Termination Fee in cash on or prior to the second (2nd) Business Day following such execution or consummation; or
(iv) the Company acknowledges and agrees that upon any termination of this Agreement, pursuant to Sections 9.1(a) or 9.1(e) (subject to any additional payments contemplated by Section 9.2(b)(iii)), the Company shall be required to pay any and all unpaid Expense Reimbursement incurred prior to such termination in cash simultaneously with such termination.
Furthermore, in the event of any breach of this Agreement by the Company, subject to the rights of the Plan Sponsors pursuant to Section 10.12, the sole and exclusive remedies of the Plan Sponsors will be, if applicable, to terminate this Agreement pursuant to Section 9.1 and receive, if applicable, any payments payable pursuant to this Section 9.2(b). Subject to the rights of the Plan Sponsors pursuant to Section 10.12, in no event will the Company or any of its Affiliates be liable for any monetary damages for any breach of this Agreement, other than (i) for such payments or liability for willful or intentional breach of the Agreement or (ii) any payments payable pursuant to this Section 9.2(b).
(c) The Company acknowledges and agrees that (i) the provisions for the payment of the Termination Fee and of the Expense Reimbursement are an integral part of the transactions contemplated by this Agreement and without these provisions the Plan Sponsors would not have entered into this Agreement, and the Termination Fee and the Expense Reimbursement shall, pursuant to the UPA Approval Order, constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code. To the extent that all amounts due in respect of the Termination Fee and the Expense Reimbursement pursuant to this Section 9.2 have actually been paid by the Debtors to the Plan Sponsors, the Plan Sponsors shall not have any additional recourse against the Debtors for any obligations or liabilities relating to or arising from this Agreement, except for liability for willful or intentional breach of this Agreement pursuant to Section 9.2.

ARTICLE X

GENERAL PROVISIONS
Section 10.1 No Zochem Liability. Notwithstanding anything to the contrary herein, Zochem Inc. will not have any Liability to any Person under or relating to this Agreement.
Section 10.2 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.
Section 10.3 No Outside Reliance. Each Plan Sponsor acknowledges that, in making its determination to proceed with the transactions contemplated by this Agreement, such Plan Sponsor has relied solely on the results of its own independent investigation and verification, and has not relied on, is not relying on, and will not rely on, the Company, any of its Subsidiaries or any of their Representatives or any information, statements, disclosures, documents, projections, forecasts or other material provided or otherwise made available to the Plan Sponsors or any of their Affiliates or Representatives, in each case, whether written or oral, or any failure of any of the foregoing to disclose or contain any information, except for the express representations, warranties, covenants and agreements of the Debtors set forth in this Agreement and the other Transaction Agreements.
Section 10.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given when delivered personally, when sent via electronic facsimile or electronic mail (in either case, with confirmation), on the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or on the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice).
(a) If to the Company:
Horsehead Holding Corp.
4955 Steubenville Pike, Suite 405
Pittsburgh, PA 15205
Facsimile:    (412) 788-1812
Attention:    Timothy D. Boates, Chief Restructuring Officer

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Facsimile:    (312) 862-2200
Attention:    Patrick J. Nash, Jr., P.C.
Steve Toth
Ryan Preston Dahl
(b) If to the Plan Sponsors (or to any of them), to the address set forth opposite each such Plan Sponsor’s name on Schedule 5 hereto.
Section 10.5 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Requisite Plan Sponsors, other than an assignment by a Plan Sponsor expressly permitted by Sections 2.3, 2.6, 6.5 or 10.10 or any other provision of this Agreement and any purported assignment in violation of this Section 10.5 shall be void ab initio. Except as provided in ARTICLE VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.
Section 10.6 Prior Negotiations; Entire Agreement.
(a) This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among any of the Parties will continue in full force and effect.
(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Plan Sponsor, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Plan Sponsors under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.10.
Section 10.7 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION, AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE. THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY,

ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT (OR, SOLELY TO THE EXTENT THE BANKRUPTCY COURT DECLINES JURISDICTION OVER SUCH ACTION OR DISPUTE, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY). THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT (OR, SOLELY TO THE EXTENT THE BANKRUPTCY COURT DECLINES JURISDICTION OVER SUCH ACTION OR DISPUTE, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY). EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER AND TO AN ADDRESS PROVIDED IN SECTION 10.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.
Section 10.8 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.
Section 10.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.
Section 10.10 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified, or changed only by a written instrument signed by the Company and the Requisite Plan Sponsors; provided, however, that each Plan Sponsor’s prior written consent shall be required for any amendment that would have the effect of: (a) increasing the Purchase Price to be paid in respect of the Emergence Equity Units , (b) modifying such Plan Sponsor’s Purchase Percentage (unless such Plan Sponsor is a Defaulting Plan Sponsor), (c) modifying any terms or provisions of the New Limited Liability Company Agreement, or (d) extending the Outside Date beyond an additional ninety (90) days (other than in accordance with Section 2.3(a) or Section 10.12, if applicable); provided, further, however, that Schedules 1 and 2 may be amended and restated (i) to reflect any Plan Sponsor Default and reallocation for such a Plan Sponsor Default, in each case, as contemplated by and pursuant to Section 2.3 without the consent of any Party other than such consents required by and as contemplated by Section 2.3 or (ii) to reflect any Transfers and reallocations contemplated by the provisions of Section 2.6 or Section 6.5 with respect to a Transfer or reallocation in accordance with such Section(s). The terms and conditions of this Agreement (other than the conditions set forth in Section 7.1 and Section 7.3, the waiver of which shall be governed solely by ARTICLE VII and the termination right set forth in Section 9.1(e), the waiver of which shall require each Plan Sponsor's prior written consent) may be waived (y) by the Debtors only by a written instrument executed by the Company and (z) by the Plan Sponsors only by a written instrument executed by the Requisite Plan Sponsors on behalf of, and which waiver shall be binding on all, Plan Sponsors. Notwithstanding anything to the contrary contained in this Agreement, the Plan Sponsors set forth on Schedule 2 may agree, among themselves, with the prior written consent of the Company (not to be unreasonably withheld), to reallocate their Purchase Percentages, without any consent or approval of any other Party; provided, however, for the avoidance of doubt, any such agreement among such Plan Sponsors shall require the consent or approval of all Plan Sponsors affected by such reallocation. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. Except as otherwise provided in this Agreement, the rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.
Section 10.11 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
Section 10.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement, and that the Parties shall be entitled to seek an injunction or injunctions without proof of damages or posting a bond or other security to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity. The right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor the Plan Sponsors would have entered into this Agreement. If, prior to the Outside Date, any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (a) for the period during which such action is pending, plus ten (10) Business Days or (b) by such other time period established by the court presiding over such action, as the case may be. Notwithstanding anything herein to the contrary, in no event will this Section 10.12 be used to require the Company to remedy any breach of any representation or warranty of the Company made herein.

Section 10.13 Damages. The Parties agree that no Party will be liable for, and none of the Parties shall claim or seek to recover, any special or punitive damages, lost revenue, profits or income, diminution in value, loss of business reputation or opportunity or similar damages, costs or losses.
Section 10.14 No Reliance. No Plan Sponsor or any of its Related Parties shall have any duties or obligations to the other Plan Sponsors in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Plan Sponsor or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Plan Sponsors, (b) no Plan Sponsor or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Plan Sponsor, (c) (i) no Plan Sponsor or any of its Related Parties shall have any duty to the other Plan Sponsors to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Plan Sponsors any information relating to the Company or any of its Subsidiaries that may have been communicated to or obtained by such Plan Sponsor or any of its Affiliates in any capacity and (ii) no Plan Sponsor may rely, and confirms that it has not relied, on any due diligence investigation that any other Plan Sponsor or any Person acting on behalf of such other Plan Sponsor may have conducted with respect to the Company or any of its Affiliates or any of their respective securities and (d) each Plan Sponsor acknowledges that no other Plan Sponsor is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Purchase Percentage of its Emergence Equity Purchase.
Section 10.15 Publicity. At all times prior to the Closing Date, the Company and the other Debtors shall not, and shall cause each of their Subsidiaries to not, (a) use the name of any Plan Sponsor in any press release without such Plan Sponsor’s prior written consent or (b) disclose to any person, other than legal, accounting, financial and other advisors to the Company, the other Debtors, or their Subsidiaries, the principal amount or percentage of Votable Claims, Additional Claims, DIP Loan Claims, or any other claims held by any Plan Sponsor or any of its respective subsidiaries or affiliates, except to the extent such Claims and the information in such disclosure related thereto that is prohibited by this sentence have otherwise been publicly disclosed (including through any filing made pursuant to Rule 2019 of the Bankruptcy Rules); provided, however, that the Company, the other Debtors, and their Subsidiaries shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, the Prepetition Senior Secured Note Claims and DIP Loan Claims held by the Plan Sponsors as a group. Notwithstanding the foregoing, the Plan Sponsors hereby consent to the disclosure by the Company, the other Debtors, and their Subsidiaries in the Plan-Related Documents or the Plan, as applicable, or as otherwise required by Law or regulation, of the execution, terms and contents of this Agreement (but not the signature pages, Schedule 1, Schedule 2, Schedule 3-A, Schedule 3-B or Schedule 5 hereto or any information set forth thereon which information, unless otherwise required by the Bankruptcy Court or the Canadian Court or applicable Law, will be redacted to the extent this Agreement is filed or the docket maintained in the Chapter 11 Proceedings or otherwise made publicly available). Notwithstanding the foregoing, the Company and the other Debtors will, and will cause their Subsidiaries to, submit to Akin Gump Strauss Hauer & Feld LLP, on behalf of the Plan Sponsors, all press releases, public filings, public announcements or other communications with any news media, in each case, to be made by the Company, the other Debtors, and their Subsidiaries relating to this Agreement or the transactions contemplated hereby and any amendments thereof for review, consultation and prior approval by Akin Gump Strauss Hauer & Feld LLP on behalf of the Requisite Plan Sponsors. The Company, the other Debtors, and their Subsidiaries will submit to the Requisite Plan Sponsors in advance all communications with dealers, customers and employees relating to the transactions contemplated by this Agreement, and will take the Requisite Plan Sponsors’ views with respect to such communications into account. The Plan Sponsors will submit to counsel for the Company, the other Debtors, and their Subsidiaries all press releases, public filings, public announcements or other communications with any news media relating to this Agreement or the transactions contemplated hereby and any amendments thereof for review, consultation and prior approval by the Company. The Plan Sponsors shall not use the name of the Company, the other Debtors, and their Subsidiaries in any press release without the Company’s prior written consent. Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or non-disclosure agreement between of the Company, the other Debtors, and their Subsidiaries and any Plan Sponsor, including the confidentiality and non-disclosure provisions contained in the Prepetition Debt Documents and the DIP Loan Debt Documents.
Section 10.16 Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rule of Evidence and any applicable federal, foreign, state or provincial rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Proceedings or as required by the Canadian Court in connection with the Recognition Proceedings (other than a Legal Proceeding to approve or enforce the terms of this Agreement).
Section 10.17 Reservation of Rights. Except as expressly provided in this Agreement or in the Plan, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict (a) the ability of each Party to protect and preserve its rights, remedies and interests, including the Claims, and any other claims against or interests in any of the Debtors or any other parties, or its full participation in any bankruptcy proceeding, (b) any right of any party under (i) any Prepetition Debt Documents or any DIP Loan Debt Documents, or constitute a waiver or amendment of any provision of any Prepetition Debt Documents or any DIP Loan Debt Documents, as applicable, and (ii) any other applicable agreement, instrument or document that gives rise to a party’s Claims, or constitute a waiver or amendment of any provision of any such agreement, instrument or document, (c) the ability of a party to consult with other parties, any Debtor, or any other party, or (d) the ability of a party to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any Transaction Agreement (including any Plan-Related Documents). Without limiting the foregoing sentence in any way, after the termination of this Agreement pursuant to ARTICLE IX, the Parties each fully reserve any and all of their respective rights, remedies, claims and interests, subject to ARTICLE IX, in the case of any claim for breach of this Agreement. Further, nothing in this Agreement shall be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Proceedings, so long as such appearance and the positions advocated in connection therewith are consistent with the obligations of such Party set forth in, or otherwise permitted by, this Agreement and the Plan and, unless otherwise permitted by this Agreement, are not for the purpose of, and would not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Restructuring pursuant to the terms of this Agreement. Except as expressly provided in this Agreement, if the transactions contemplated by the Restructuring are not consummated, or if this

Agreement is terminated for any reason, each Party fully reserves any and all of its rights, remedies, claims and interests.
Section 10.18 Further Assurances. Each of the Plan Sponsors and the Company shall, and the Company shall cause each of its Subsidiaries to, use their respective reasonable best efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
Section 10.19 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.
Section 10.20 Representation by Counsel. Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and the Plan. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.
Section 10.21 No Fiduciary Duties; No Commitment To Finance. None of the Plan Sponsors shall have any fiduciary duty or other duties or responsibilities to each other, any Prepetition Macquarie Facility Lender, any Prepetition Convertible Senior Noteholders, any Prepetition Senior Secured Noteholder, any Prepetition Senior Unsecured Noteholders, BBVA, any DIP Lender, the Company, any other Debtor, or any equity holders, creditors or other stakeholders of any of the Company or any other Debtor. Further, the Parties agree that this Agreement does not constitute a commitment to, nor shall it obligate any of the Parties to, provide any new financing or credit support, except as expressly provided in ARTICLE III.
Section 10.22 No Solicitation. This Agreement, the Plan, the Plan-Related Documents and transactions contemplated herein and therein are the product of negotiations among the Parties, together with their respective Representatives. Notwithstanding anything herein to the contrary, this Agreement is not, and shall not be deemed to be, (a) a solicitation of votes for the acceptance of the Plan or any other plan of reorganization for the purposes of Sections 1125 and 1126 of the Bankruptcy Code or otherwise or (b) an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act or the Exchange Act and none of the Company, the other Debtors, and their Subsidiaries will solicit acceptances of the Plan from any party until such party has been provided with copies of a Disclosure Statement containing adequate information as required by Section 1125 of the Bankruptcy Code.
Section 10.23 UPA Approval Order. Notwithstanding anything herein to the contrary, if the UPA Approval Order is not entered by 5:00 p.m., prevailing Eastern time on August 31, 2016, then this

Agreement shall be automatically void ab initio, without the necessity of any Person taking any action or giving of any notice.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.
HORSEHEAD HOLDING CORP., on behalf of itself and each of the other Debtors
By: _/s/ James M. Hensler____________________________
Name: James M. Hensler
Title:

Signature pages of Plan Sponsors on file with the Company.

[Signature Page to Unit Purchase and Support Agreement]

SCHEDULE 4
CONSENTS

None.